UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant:	☐
Filed by a Party other than the Registrant:	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AMTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

  AND

PROXY STATEMENT

MAY 14, 2010

59 Maiden Lane, 6th Floor
New York, NY 10038
Phone: 212.220.7120
Fax: 212.220.7130
www.amtrustgroup.com

AMTRUST FINANCIAL SERVICES, INC.
59 Maiden Lane, 6th Floor
New York, New York 10038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2010

April 1, 2010
Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of AmTrust Financial Services, Inc. (“AmTrust,” “AmTrust Financial,” “Company,” “our,” “us,” or “we”), which will be held on May 14, 2010, commencing at 10:00 a.m. (local time), at our headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and vote upon (1) the election of seven directors, (2) the ratification of the appointment of BDO Seidman, LLP as our independent auditors, (3) approval of the amendment contemplated by the Amended and Restated 2007 Executive Performance Plan, (4) approval and adoption of the New 2010 Omnibus Incentive Plan and (5) to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the Meeting is more fully described in the attached Proxy Statement.

Holders of record of common stock of record at the close of business on March 26, 2010, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

A copy of our Annual Report to Shareholders, which includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, is being mailed together with this Notice of Annual Meeting of Shareholders and Proxy Statement. Additional copies may be obtained by writing to AmTrust Financial Services, Inc., 59 Maiden Lane, 6th Floor, New York, New York 10038, and Attention: Corporate Secretary.

On behalf of the officers, directors and employees of AmTrust Financial, I would like to express our appreciation for your continued support.

Sincerely,

Stephen Ungar
General Counsel and Secretary

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

Important Notice Regarding the Availability of Proxy Materials
for the Annual General Meeting to Be Held on May 14, 2010:

The proxy statement and annual report to security holders are available at http://vfnotice.com/amtrust

AMTRUST FINANCIAL SERVICES, INC.

i

ii

PROXY STATEMENT

General Information

This Proxy Statement is furnished to you and other shareholders of AmTrust Financial Services, Inc. (“AmTrust Financial,” “Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038, on May 14, 2010, at 10:00 a.m. (local time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual Meeting in person. This Proxy Statement, together with the accompanying proxy card, was first mailed to shareholders on or about April 1, 2010.

All common stock represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the slate of directors described herein, “FOR” the ratification of BDO Seidman, LLP as our independent auditors, “FOR” approval of the amendment contemplated by the Amended and Restated 2007 Executive Performance Plan and “FOR” approval of the new 2010 Omnibus Incentive Plan. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of the Proxy Committee named in the proxy. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

All expenses in connection with this solicitation of proxies will be paid by us and such costs are those normally expended for an annual proxy statement. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. AmTrust Financial will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

The Board has fixed the close of business on March 26, 2010, as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. Each such shareholder is entitled to one vote per share. As of the record date, there were 59,349,202 shares of common stock outstanding.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees and the other directors continuing in office is based on information furnished by them. In voting by proxy with regard to the ratification of our independent auditors, shareholders may vote in favor of or against the proposal or may abstain from voting.

A majority of the outstanding common stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. The seven candidates receiving the greatest number of votes will be elected as our directors. The affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of AmTrust Financial, represented in person or by proxy at the Annual Meeting, is necessary to ratify the selection of BDO Seidman, LLP as our independent auditor, to approve the amendment contemplated by the Amended and Restated 2007 Executive Performance Plan and to approve and adopt the 2010 Omnibus Incentive Plan.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on the proposal to ratify the appointment of our independent auditors, but not in the election of directors, the approval of the amendment contemplated by the Amended and Restated 2007 Executive Performance Plan or the approval and adoption of the 2010 Omnibus Incentive Plan (Items 1, 3 and 4). A broker non-vote with respect to Items 1, 3 and 4 will not be counted as a vote cast for or against such proposals. Consequently, a broker non-vote with respect to these matters will not affect the outcome of the vote.

ITEM 1: ELECTION OF DIRECTORS

Our Board of Directors consists of seven members, with each director elected to serve a one-year term. At present, there is one vacancy. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2011 Annual Meeting of Shareholders and until the election or appointment and qualification of his successor, or until his earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Ms. Susan C. Fisch for election and Messrs. Donald T. DeCarlo, Abraham Gulkowitz, George Karfunkel, Michael Karfunkel, Jay J. Miller, and Barry D. Zyskind for re-election as directors at the Annual Meeting. Proxies cannot be voted for more than seven director nominees.

Each of the director nominees who is standing for re-election to the Board of Directors has consented to serve for a new term, and Susan C. Fisch has consented to serve for an initial term, if elected. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

Nominees for Election of Directors

Donald T. DeCarlo, 71, Director since 2006, is an attorney in private practice. From 1996 to 2004, Mr. DeCarlo practiced in the New York offices of Lord, Bissell & Brook, LLP, a law firm, where he was managing partner prior to his departure. Mr. DeCarlo served as a Commissioner of the New York State Insurance Fund from 1997 through 2009. He is also a director of TIC, RIC, WIC, AIIC, ANAF, AIU, MCIC, SNIC, and AICK, Jackson National Life Insurance Co. of New York, Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York, and Strathmore Insurance Company. He also is a director of ACAC. From 1987 to 1997, Mr. DeCarlo held a number of positions with the Travelers Group’s insurance companies including serving as Senior Vice President and General Counsel of all of the companies from 1994 to 1997. From 1973 to 1986, Mr. DeCarlo was vice president and general counsel of the National Council on Compensation Insurance, a national association that collects, tabulates and provides data used in formulating rates for workers compensation insurance. Mr. DeCarlo received a B.A. from Iona College in 1960 and a J.D. from St. John’s University School of Law in 1969. Mr. DeCarlo has also written two books and numerous Articles on workers compensation insurance.

Mr. DeCarlo was selected to serve on the Board of Directors because he is a recognized expert on the workers’ compensation industry. He has extensive experience representing insurance industry clients in corporate, regulatory and commercial matters.

Susan C. Fisch, 65, Nominee for vacant directorship, has over 30 years experience in the insurance industry as a reinsurance broker specializing in workers’ compensation. From 2001 to 2009, Ms. Fisch was an executive at Willis Re, Inc., an insurance broker, where she created and directed the Workers’ Compensation Practice Group (the “Group”) for Willis Re U.S. The Group was responsible for the creation of new products, placement of workers’ compensation programs, relationship coordination with reinsurers and new client prospecting. In addition, she provided guidance and strategic direction to Willis Re clients and prospects as respects all aspects of workers’ compensation. Prior thereto, Ms. Fisch was a senior vice president and team leader specializing in workers’ compensation at Benfield Blanch from 1992 through 2001. From 1987 through 1992, she was a reinsurance treaty broker focusing on workers’ compensation at Enan & Company. From 1978 through 1987, she was employed by Thomas A. Greene Company as a facultative broker and, ultimately, as head of the casualty facultative department in the company’s San Francisco office. She began her career with Towers Perrin, an acturial company, in 1976.

Ms. Fisch has been a frequent speaker at workers’ compensation seminars. Ms. Fisch holds a B.A. degree and a Masters degree in Education from the University of Pittsburgh.

Ms. Fisch was nominated to serve on the Board of Directors because of her extensive knowledge of and contacts in the workers’ compensation industry, which constitutes approximately 39% of the Company’s business.

Abraham Gulkowitz, 61, Director since 2006, is the senior managing principal of Brookville Capital, a hedge fund specializing in credit analysis, which is a wholly owned indirect subsidiary of Morgan Stanley. Mr. Gulkowitz has worked at Brookville Capital since 2002. From 1978 to 2002, Mr. Gulkowitz served as a Senior Managing Director and a member of the partners’ management group at Bankers Trust/Deutsche Bank, an investment bank. His responsibilities included the analysis of economic and business issues related to leveraged financing transactions as well as mergers and acquisitions, private equity and real estate investments. Mr. Gulkowitz joined Bankers Trust in 1978 from Chase Manhattan Bank where he was responsible for financial market analysis. Previously, he was an economics research assistant to Alan Greenspan. Mr. Gulkowitz received his M.B.A. from New York University, where he also did post-graduate work in economics.

Mr. Gulkowitz was selected to serve on the Board of Directors because of his diverse and extensive financial experience and because he is an independent financial expert.

George Karfunkel, 61, Director since 1998, has been associated with American Stock Transfer & Trust Company, LLC, a stock transfer company, since 1971, where he is a Director. Mr. Karfunkel serves as vice chairman of The Upstate Bank. He serves on the boards of directors of TIC, RIC, and WIC. Mr. Karfunkel is the brother of Michael Karfunkel.

Mr. Karfunkel has been selected to serve on the Board of Directors because Mr. Karfunkel is a successful businessman with 40 years experience in the ownership and management of and investment in financial services, including insurance and banking, and real estate. In addition, Mr. Karfunkel, together with Michael Karfunkel and Mr. Zyskind, are the founding shareholders of the Company, and, as a group, own and control the majority of the Company’s issued and outstanding stock.

Michael Karfunkel, 67, Chairman of the Board of Directors since 1998, is a businessman with significant interests in financial services, including insurance and banking, and real estate. He is the founder, a director and Chairman of American Capital Acquisition Corporation (“ACAC”), an insurance holding company, which was formed in 2009 (see Certain Relationships and Related Transactions). Mr. Karfunkel’s real estate holdings include major office buildings in New York, New York, Chicago, Illinois and several other cities, which he controls with his brother, George Karfunkel. Mr. Karfunkel and his brother, George Karfunkel, also are co-owners of QualxServ, a computer maintenance and services company. He also is a director and the former President and co-owner, with George Karfunkel, of American Stock Transfer & Trust Company, LLC, the largest independent stock transfer agent in the United States, which he founded in 1971 and, with George Karfunkel, sold to an Australian private equity firm in 2008. He also serves on the boards of directors of TIC, RIC, WIC, AII, LTCMI, RRS and PAI. Mr. Karfunkel is the father-in-law of Mr. Zyskind.

Mr. Karfunkel has been selected to serve on the Board of Directors because Mr. Karfunkel has a 40 year record of developing and managing successful businesses, including the Company and is a founding shareholder of the Company, Maiden Holdings, Ltd. and ACAC and a director of ACAC. His experience includes the management of large investment portfolios, mergers and acquisitions, and corporate finance, all of which are integral to the success of the Company. In addition, Mr. Karfunkel, together with George Karfunkel and Mr. Zyskind, are the founding shareholders of the Company, and as a group, own and control the majority of the Company’s issued and outstanding common stock.

Jay J. Miller, 77, Director since 1998, has practiced law specializing in securities matters and corporate transactions for more than 40 years. Mr. Miller joined the Company in 1998 and served as its secretary (without compensation) from 1998 to 2005. Mr. Miller also serves as a Director of our wholly owned subsidiaries TIC, RIC, WIC, AII, AIU, AIIC, MCIC, SNIC, AICK, ANAF, AMTW, ANA, PAI and IUAI., and is Chairman of the Board of Gulf USA Corporation, a real estate and natural resource company. He is also a director of Integrated Business Systems, Inc., a real estate management technology company. Since March 2009, Mr. Miller is also a director and member of the Audit Committee of One West Bank, a federally chartered thrift institution. Mr. Miller received a B.A. from Syracuse University in 1952 and a J.D. from Columbia University School of Law in 1955.

Mr. Miller was selected to serve on the Board of Directors because he is a corporate and securities lawyer with over 40 years experience representing clients in all industries, including the financial industry. He has served on the Board of Directors of the Company, as well as the boards of directors’ of its significant subsidiaries since Michael Karfunkel and George Karfunkel acquired the Company in 1998 and has historical knowledge of the Company’s development, and is a respected advisor to management and the other members of the Board.

Barry D. Zyskind, 38, Director since 1998, has held senior management positions with the Company since 1998 and currently serves as the Company’s Chief Executive Officer and President. Mr. Zyskind also serves as an Officer and Director of the following wholly owned subsidiaries of the Company listed under “A” and serves as a Director of the following wholly-owned subsidiaries of the Companies listed under “B”:

A. Officer and Director

Technology Insurance Company, Inc. (“TIC”); Rochdale Insurance Company (“RIC”); Wesco Insurance Company (“WIC”); AmTrust North America, Inc. (“ANA”); AII Insurance Management, Ltd. (“AIML”); AII Reinsurance Broker, Ltd. (“ARBL”); AII Investment Holdings, Ltd. (“AIHL”); AFS Capital Corporation; and AmTrust North American of Florida (“ANAF”);

B. Director

AmTrust International Underwriters Limited (“AIU”); AmTrust Insurance Company of Kansas, Inc. (“AICK”); Milwaukee Casualty Insurance Co. (“MCIC”); Security National Insurance Company (“SNIC”); Associated Industries Insurance Company, Inc. (“AIIC”); IGI Insurance Company, Ltd.; IGI Group, Ltd.; AMT Warranty Corp. (“AMTW”); IGI Underwriting Agency, Inc. (“IUAI”); Rock Run South, LLC (“RRS”); AMT Service Corporation of Canada, Inc. (“ASCC”); AmTrust Lloyd’s Corporation; Leap Tide Capital Management, Inc. (“LTCMI”); North American Risk Management, Inc.; AmTrust Nordic AB; AmTrust North American of Texas, Inc.; AmTrust Underwriters, Inc.; AMTS Holding Corporation; Princeton Agency, Inc. (“PAI”); and AmTrust International Insurance Ltd. (“AII”).

Mr. Zyskind currently serves as non-executive chairman of the board of Maiden Holdings, Ltd., an insurance holding company (see Certain Relationships and Related Transactions). Prior to joining AmTrust Financial, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York. Mr. Zyskind received an M.B.A. from New York University’s Stern School of Business in 1997. Mr. Zyskind is the son-in-law of Michael Karfunkel.

Mr. Zyskind has been selected to serve on the Board of Directors because of his position as Chief Executive Officer of the Company, his role in the Company’s profitable growth both before and after the Company became a public company, his knowledge of the industry and experience in corporate finance. In addition, Mr. Zyskind, together with Michael Karfunkel and George Karfunkel, are the founding shareholders of the Company and, as a group, own and control a majority of the Company’s issued and outstanding stock.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than thirteen directors, with the exact number to be set by the Board from time to time. Currently, our Board of Directors consists of seven members with one of the seven seats being vacant. Directors elected at the Annual Meeting will each serve for a one-year term until the 2011 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our Board of Directors met on 7 occasions and acted by unanimous written consent on six occasions during 2009. Each of our directors attended 75% or more of the regular and special Board and Board committee meetings on which such director served. We have adopted a policy requiring that each member of our Board of Directors attend our Annual Meeting.

Independence of Directors

Three of our six directors, Donald T. DeCarlo, Abraham Gulkowitz and Jay J. Miller, are Independent Directors under the NASDAQ Marketplace Rules. The remaining three directors, Barry D. Zyskind, George Karfunkel and Michael Karfunkel, do not qualify as Independent Directors. Susan Fisch also will be an independent director under the NASDAQ Marketplace Rules.

We are a “controlled company” as defined in Rule 5615(c)(1) of NASDAQ’s listing qualification standards because George Karfunkel, Michael Karfunkel and Barry D. Zyskind, directly or indirectly, collectively beneficially own or control approximately 59.7% of our voting power. See “Security Ownership Of Certain Beneficial Owners”. Therefore, we are exempt from the requirements of Rule 5605 with respect to having:

•	a majority of the members of our Board of Directors be independent;
•	our Compensation and Nominating and Corporate Governance Committees comprised solely of Independent Directors;
•	the compensation of our executive officers determined by a majority of our Independent Directors or a Compensation Committee comprised solely of Independent Directors; and
•	director nominees being selected or recommended for selection by our Board of Directors, either by a majority of our Independent Directors or by a Nominating Committee comprised solely of Independent Directors.

Michael Karfunkel is a member of our Compensation and Nominating and Corporate Governance Committees.

Executive Sessions

As required under NASDAQ’s Marketplace Rule 5605-2, our Independent Directors have regularly scheduled meetings at which only Independent Directors are present. Our Independent Directors met in Executive Session four times during 2009.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. Our Audit Committee is comprised entirely of Independent Directors. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 31, 2010 and the function of each committee are described in the following table.

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
Barry D. Zyskind			x*
Michael Karfunkel		x	x	x
George Karfunkel			x
Donald T. DeCarlo	x	x*		x*
Abraham Gulkowitz	x**			x
Jay J. Miller	x	x		x

*	Chair
**	Audit Committee Financial Expert and Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting and internal control functions, appoints our independent public accounting firm and approves its services. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and currently consists of the following Independent Directors: Mr. Gulkowitz, who is also the Chairman of the Committee, Mr. DeCarlo and Mr. Miller. The Board has determined that each member of the Audit Committee meets the independence requirements contained in the NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act. In addition, the Board has determined that Mr. Gulkowitz qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable NASDAQ listing standards.

During 2009, the Audit Committee met five times.

Executive Committee

The Executive Committee has responsibilities that include exercising the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors; and deciding issues from time to time delegated by the Board of Directors.

The members of our Executive Committee are Mr. Zyskind, who is also the chairman of the committee, George Karfunkel and Michael Karfunkel.

The Executive Committee did not take any action on behalf of the Board of Directors in 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates members of the Board of Directors; develops and recommends to the Board of Directors a set of corporate governance principles applicable to it; and oversees the evaluation of the Board of Directors and management.

The members of our Nominating and Corporate Governance committee are Mr. DeCarlo, who is also the chairman of the committee, Mr. Miller, Mr. Gulkowitz and Michael Karfunkel. The Nominating and Corporate Governance Committee does not have a charter, but operates in accordance with our Corporate Governance Guidelines posted on the Investor Relations section of our website (www.amtrustgroup.com) and which are also available in print to any shareholder who requests a copy.

The Nominating and Corporate Governance committee acted by unanimous written consent one time in 2009 to nominate the incumbent directors for election to the Board of Directors at the 2009 Annual Meeting and met two times in 2010 to nominate the incumbent directors and Susan C. Fisch for election to the Board of Directors at the 2010 Annual Meeting.

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the Board of Directors, the compensation of our executive officers and reviews and approves employment and severance agreements with our executive officers. The Compensation Committee also administers the grant of stock options and other awards under our 2005 Equity Incentive Plan, the granting of performance based compensation pursuant to the 2007 Executive Performance Plan and establishes and reviews policies relating to the compensation and benefits of our employees and consultants. If approved, the Compensation Committee would administer the granting of options and other awards under the New 2010 Omnibus Incentive Plan. The Compensation Committee does not have a charter but operates in accordance with our Corporate Governance Guidelines posted on the Investor Relations section of our website (www.amtrustgrop.com) and which are also available in print to any shareholder who requests a copy.

The members of the Compensation Committee are Mr. DeCarlo, who is also the chairman of the committee, Mr. Miller and Michael Karfunkel.

The Compensation Committee’s sets compensation levels for our executive officers by reviewing the compensation levels of comparable executives at companies of similar size and development operating in our industry. Final compensation decisions are made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which is determined by the Compensation Committee and the Board of Directors.

The Compensation Committee met once and acted by unanimous written consent three times in 2009.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Mr. DeCarlo, who is also the chairman of the committee, Mr. Miller and Michael Karfunkel.

Michael Karfunkel, is the father-in-law of Barry Zyskind. Michael Karfunkel does not participate in any matters relating to Mr. Zyskind’s compensation. See “Certain Relationships and Related Transactions” for information about certain business relationships in which Mr. Zyskind and Mr. Karfunkel participate.

SIGNIFICANT GOVERNANCE PRACTICES

Director Nomination Process

The Nominating and Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Nominating and Governance Committee assesses the overall composition of the Board taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does at a minimum assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and Committee matters.

In identifying prospective director candidates, the Nominating and Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Committee also assesses the contributions of those directors recommended for re-election and other perceived needs of the Board.

In 2010, this process resulted in the Committee’s recommendation to the Board, and the Board’s nomination, of Susan C. Fisch and the 6 incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, resume and biographical information to the attention of the Corporate Secretary, AmTrust Financial Services, Inc. 59 Maiden Lane, 6th Floor, New York, NY 10038. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Governance Committee for its consideration.

Oversight of Risk Management

The Company is exposed to a number of risks and undertakes at least annually an Enterprise Risk Management review to identify and evaluate these risks and to develop plans to manage them effectively. The Company’s Chief Financial Officer (“CFO”) is directly responsible for the Company’s Enterprise Risk Management function and reports to the President and Chief Executive Officer and, for this purpose, directly to the Audit Committee. In fulfilling his risk management responsibilities, the CFO works closely with members of senior management, including the Chief Operating Officer, Chief Legal Officer, General Counsel, Treasurer, and Director of Sarbanes-Oxley Compliance and others.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s Enterprise Risk Management function. In that regard, the CFO meets with the Audit Committee to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. Finally, the CFO reports directly to the Board of Directors on at least an annual basis to apprise them directly of the Company’s Enterprise Risk Management efforts.

Leadership Structure

We had separate individuals serving in the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full board. This structure is appropriate to the Company’s business because it reflects the industry experience, vision and energy brought to the Board of Directors by our founder, Michael Karfunkel, and the day-to-day management direction of the Company under Mr. Barry Zyskind. Because Mr. Karfunkel, our Chairman is not independent, our Board of Directors has informally appointed Don DeCarlo as “presiding Director” to preside over executive sessions of independent directors.

Attendance at Annual Meeting of Shareholders

We encourage and expect all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day of the annual meeting of shareholders. All of our directors were present at the 2009 annual meeting of our shareholders.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of NASDAQ. Our Code of Business Conduct and Ethics is posted in the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at AmTrust Financial Services, Inc., c/o Corporate Secretary, 59 Maiden

Lane, 6th Floor, New York, New York 10038. Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at AmTrust Financial Services, Inc., c/o Corporate Secretary, 59 Maiden Lane, 6th Floor, New York, New York 10038. The Corporate Secretary delivers all such communications to the addressee or addressees set forth in the communication.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, no director, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds $120,000. We have adopted a policy that requires that all related party transactions be approved by our Audit Committee.

Leap Tide Transactions

Leap Tide Capital Management, Inc. (“LTCMI”), our wholly owned subsidiary, currently manages approximately $44 million of our assets. These assets are held in a Bermuda managed account.

LTCMI also serves as the Investment Manager of Leap Tide Partners, L.P., a domestic partnership, and Leap Tide Offshore, Ltd., a Cayman exempted company, both of which were formed for the purpose of providing qualified third-party investors the opportunity to invest funds in a vehicle managed by LTCMI (the “Hedge Funds”). As of December 31, 2009, the current value of the invested funds in the Hedge Funds was approximately $17.8 million. The majority of funds invested in the Hedge Funds have been provided by the Karfunkel family. Our Audit Committee has reviewed the Leap Tide transactions and determined that they were entered into at arms’ length and did not violate our Code of Business Conduct and Ethics.

Corporate Office Lease Agreement

In June 2002, we entered into a lease for approximately 9,000 square feet of office space at 59 Maiden Lane in downtown Manhattan from 59 Maiden Lane Associates, LLC, an entity which is wholly owned by entities controlled by Michael Karfunkel and George Karfunkel. At the time we entered into the lease we were privately held and did not have an Audit Committee. Effective January 1, 2008, we entered into an amended lease whereby we increased our leased space to 14,807 square feet and extended the lease through December 31, 2017; the annual rent is $621,894 for the period from January 1, 2008 to December 31, 2012, and then $666,315 for the period from January 1, 2013, to December 31, 2017. The Audit Committee reviewed and approved this most recent extension of the lease.

In 2008, we entered into a lease for approximately 5,000 square feet of office space in Chicago, Illinois from 33 West Monroe Associates, LLC, an entity which is wholly owned by entities controlled by Michael Karfunkel and George Karfunkel. Effective May 1, 2009, we entered into an amended lease whereby we increased our lease space to 7,156 square feet and extended the lease through October 31, 2012; the monthly rent is $15,206 for the period between May 1, 2009 to October 31, 2009, annual rent is $186,056 for the period November 1, 2009 through October 31, 2010, $189,634 for the period between November 1, 2010 and October 31, 2011, and $193, 212 for the period between November 1, 2011 and October 31, 2012. The Audit Committee reviewed and approved the lease agreement and was notified of the amendment, which did not materially affect the Company’s or the landlord’s obligations under the lease.

Barry Karfunkel Employment Relationship

Barry Karfunkel, an analyst with LTCMI until January 31, 2009, earned $20,833 in salary in 2009. Barry Karfunkel is the son of Michael Karfunkel and the brother-in-law of Barry D. Zyskind. Our Audit Committee reviewed Barry Karfunkel’s employment relationship and determined that it was an arm’s length relationship and did not violate our Code of Business Conduct and Ethics. Mr. Karfunkel terminated his employment with the Company effective January 31, 2009.

American Stock Transfer & Trust Company

Our transfer agent, American Stock Transfer & Trust Company, LLC was formerly controlled by Michael Karfunkel and George Karfunkel. In 2008, Messrs. Karfunkel sold their interests in American Stock Transfer

& Trust Company, LLC to an Australian private equity firm. AST Equity Plan Solutions, an affiliate of American Stock Transfer & Trust Company, LLC, provides certain administrative services in connection with the Company’s 2005 Equity Incentive Plan and will, if approved, provide similar services in connection with the 2010 Omnibus Incentive Plan. Michael and George Karfunkel remain as directors of American Stock Transfer & Trust Company, LLC.

Maiden Agreements

Maiden Holdings, Ltd. (“Maiden”) is a publicly-held Bermuda insurance holding company (Nasdaq: MHLD) formed by Michael Karfunkel, George Karfunkel and Barry Zyskind, the principal shareholders, and, respectively, the chairman of the board of directors, a director, and the chief executive officer and director of the Company. As of December 31, 2009, assuming full exercise of outstanding warrants, Michael Karfunkel owns or controls approximately 15.3% of the issued and outstanding capital stock of Maiden, George Karfunkel owns or controls approximately 10.7% of the issued and outstanding capital stock of Maiden and Mr. Zyskind owns or controls approximately 6.0% of the issued and outstanding stock of Maiden. Messrs. Michael Karfunkel, George Karfunkel and Barry Zyskind do not act as a group in connection with the ownership of their Maiden stock. Mr. Zyskind serves, without compensation, as the non-executive chairman of the board of Maiden’s board of directors. Maiden Insurance Company, Ltd (“Maiden Insurance”), a wholly-owned subsidiary of Maiden, is a Bermuda reinsurer. Max Caviet, an executive officer of the Company, is currently serving as a Director of Maiden Insurance and plans to resign in May 2010.

Reinsurance Agreement

During the third quarter of 2007, the Company and Maiden entered into a master agreement, as amended, pursuant to which they caused the Company’s Bermuda affiliate, AmTrust International Insurance, Ltd. (“AII”) and Maiden Insurance to enter into a quota share reinsurance agreement (the “Maiden Quota Share”), as amended, under which (a) AII retrocedes to Maiden Insurance an amount equal to 40% of the premium written by AmTrust’s U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated insuring reinsurance (and in the case of AmTrust’s U.K. insurance subsidiary IGI, net of commissions) and 40% of losses and (b) AII transferred to Maiden Insurance 40% of the AmTrust Ceding Insurer’s unearned premium reserves, effective as of July 1, 2007, with respect to the Company’s then current lines of business, excluding risks for which the AmTrust Ceding Insurers’ net retention exceeded $5,000,000 (“Covered Business”). In addition, Maiden has the right to review any new lines of business not already subject to the quota share for potential inclusion in the Maiden Quota Share.

AmTrust also has agreed to cause AII, subject to regulatory requirements, to reinsure any insurance company which writes Covered Business in which AmTrust acquires a majority interest to the extent required to enable AII to cede to Maiden Insurance 40% of the premiums and losses related to such Covered Business. In June 2008, AII, pursuant to the Maiden Quota Share, offered to cede to Maiden Insurance and Maiden Insurance agreed to assume 100% of unearned premium and losses related to in-force retail commercial package business assumed by the Company in connection with its acquisition of UBI, the commercial package business of Unitrin, Inc. (“Unitrin”) from a subsidiary of Unitrin and 40% of prospective net premium written and losses related to retail commercial package business. In September 2008, AII, pursuant to the Maiden Quota Share, offered to cede and Maiden Insurance agreed to assume 40% of the net premium written and losses with respect to certain business written by AmTrust’s Irish insurance subsidiary, AIU, for which AIU retains in excess of $5,000,000 per loss (“Excess Retention Business”).

The Maiden Quota Share, as amended, further provides that AII receives a ceding commission of 31% of ceded written premiums with respect to Covered Business and the AIU Excess Retention Business and 34.375% with respect to retail commercial package business. The Maiden Quota Share, which had an initial term of three years, has been renewed for a successive three year term until June 30, 2013 and will automatically renew for successive three year terms, unless either AII or Maiden Insurance notifies the other of its election not to renew not less than nine months prior to the end of any such three year term. In addition, either party is entitled to terminate on thirty day’s notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or Maiden Insurance, run-off, or a reduction of 50% or more of the shareholders’ equity of Maiden Insurance or the combined shareholders’ equity of AII and the AmTrust Ceding Insurers.

We recorded approximately $112.9 million and approximately $114.7 million of ceding commission income during the years ended December 31, 2009 and 2008, respectively, as a result of this agreement.

Reinsurance Brokerage Agreement

Effective July 1, 2007, AmTrust, through a subsidiary, AII Reinsurance Brokerage Ltd (“ARBL”), entered into a reinsurance brokerage agreement with Maiden. Pursuant to the brokerage agreement, AmTrust provides brokerage services relating to the Reinsurance Agreement for a fee equal to 1.25% of reinsured premium. We recorded approximately $5.1 million and approximately $5.5 million of brokerage commission during the years ended December 31, 2009 and 2008, respectively.

Asset Management Agreement

Effective July 1, 2007, AmTrust, through a subsidiary, entered into an asset management agreement with Maiden, pursuant to which we provide investment management services to Maiden. Pursuant to the asset management agreement, as amended, we earn an annual fee equal to 0.20% per annum of average invested assets plus all costs incurred, which is further reduced to 0.15% per annum if the average invested assets exceed $1 billion. As a result of this agreement, the Company recorded approximately $2.5 million and approximately $1.4 million of investment management fees for the years ended December 31, 2009 and 2008, respectively.

Services Agreement

AmTrust, through its subsidiaries, entered into services agreements in 2008, pursuant to which it provides certain marketing and back office services to Maiden. Pursuant to the services agreements, we earn a fee equal to the Company’s cost plus 8%. We recorded approximately $0.4 million and approximately $1.2 million for service fees for the years ended December 31, 2009 and December 31, 2008, respectively.

Note Payable — Collateral for Proportionate Share of Reinsurance Obligation

In conjunction with the Maiden Quota Share, AII entered into a loan agreement with Maiden Insurance during the fourth quarter of 2007, whereby, Maiden Insurance will lend to AII from time to time the amount of obligation of the AmTrust Ceding Insurers that AII is obligated to secure, not to exceed an amount equal to Maiden Insurance’s proportionate share of such obligations to such AmTrust Ceding Insurers in accordance with the reinsurance agreement. We are required to deposit all proceeds from the advances into a sub-account of each trust account that has been established for each AmTrust Ceding Insurer. To the extent of the loan, Maiden Insurance shall be discharged from providing security for its proportionate share of the obligations as contemplated by the reinsurance agreement. If an AmTrust Ceding Insurer withdraws loan proceeds from the trust account for the purpose of reimbursing such AmTrust Ceding Insurer, for an ultimate net loss, the outstanding principal balance of the loan shall be reduced by the amount of such withdrawal. The loan agreement was amended in February 2008 to provide for interest at a rate of LIBOR plus 90 basis points and is payable on a quarterly basis. Each advance under the loan is secured by a promissory note. Advances totaled approximately $168 million as of December 31, 2009 and 2008. The Company recorded approximately $3.0 million and $6.5 million of interest expense during 2009 and 2008, respectively.

Other Reinsurance Agreement

Effective January 1, 2008, Maiden Insurance became a participating reinsurer in the first layer of our workers’ compensation excess of loss program, which provided coverage in the amount of $9 million per occurrence in excess of $1 million, subject to an annual aggregate deductible of $1.25 million. Maiden Insurance, which was one of two participating reinsurers in the layer, had a 45% participation. Maiden Insurance participated in the first layer of the excess of loss program on the same market terms and conditions as the other participant. The reinsurance agreement expired January 1, 2010. The agreement was not submitted to the Audit Committee for approval because the 2008 renewal had been fully negotiated and agreed by the Company and the lead participant through an independent broker before Maiden Insurance was offered a participation. Prior thereto, the Board of Directors had been advised that Maiden Insurance would be offered the opportunity to participate in the Company’s workers’ compensation excess of loss program.

Reinsurance of AmTrust Specialty Transportation Program

As of January 1, 2008, Maiden Insurance had a participation in a $4 million in excess of $1 million specialty transportation program written by the Company. For calendar year 2008, Maiden Insurance’s participation was 50% and for calendar year 2009, Maiden Insurance’s participation was 30%. This program provided primarily, commercial auto coverage and, to a lesser extent, general liability coverage to private non-emergency para-transit and school bus service operators. The participations were sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. Several other broker market reinsurers hold the other 50% participation for 2008 and 70% participation for 2009. The agreement terminated January 1, 2010.

Diversified

Diversified Construction Management, LLC (“Diversified”) provided construction management and general contractor services for a Company subsidiary in 2009. During 2009, the Company recorded a total of $260,000 for its services in connection with the construction project. Robert A. Saxon, Jr., a principal of Diversified, is the brother of Michael J. Saxon, our Chief Operating Officer. During several prior years Diversified provided similar services to the Company. While the arrangements were not pre-approved by the Audit Committee, upon subsequent review, the Audit Committee determined that the contracts were not less favorable to the Company than similar services provided at arms-length.

American Capital Acquisition Corporation Investment

In October 2009, the Company entered into an agreement to make a strategic investment (the “Investment”) in American Capital Acquisition Corporation (“ACAC”) in connection with ACAC’s acquisition from GMAC Insurance Holdings, Inc. (“GMACI”) and Motors Insurance Corporation (“MIC”, together with GMACI, “GMAC”) of GMAC’s U.S. consumer property and casualty insurance business, which was completed on March 1, 2010 (the “Acquisition”). The Company completed the strategic investment in ACAC in the amount of approximately $53 million on February 26, 2010 and the Acquisition closed effective March 1, 2010. ACAC was formed by the Michael Karfunkel 2005 Grantor Retained Annuity Trust (the “Trust”). The Trust is controlled by Michael Karfunkel, the chairman of the board of directors of the Company and the father-in-law of Barry D. Zyskind, the chief executive officer of the Company. The ultimate beneficiaries of the Trust include Michael Karfunkel’s children one of whom is married to Mr. Zyskind.

Because ACAC is controlled by a related party, the Company’s Board of Directors (the “Board”), on September 17, 2009, established a Special Committee to review, evaluate and negotiate the Company’s potential investment in ACAC for the purpose of making the Acquisition as well as the merits of the Acquisition (the “Special Committee”). The Board previously had determined on August 7, 2009, that the opportunity presented to Mr. Karfunkel to acquire the GMAC U.S. consumer property and casualty business did not constitute a corporate opportunity to the Company.

The Board designated Messrs. Donald DeCarlo and Abraham Gulkowitz, two independent members of the Board, as the Special Committee, which was given the power and authority to:

(i)	review and to evaluate the terms and conditions of the Investment and to determine the advisability of the Investment;
(ii)	negotiate (or direct or participate in the negotiation) with Michael Karfunkel, the Trust or any other party the Special Committee deemed appropriate with respect to the terms and conditions of the Investment and, if the Special Committee deemed appropriate, recommend to the Board of Directors the approval and the execution and delivery of documents providing for the Investment;
(iii)	determine whether the Investment is fair to, and in the best interests of, the Company and all of its stockholders (other than Michael Karfunkel, Barry Zyskind and their respective affiliates);
(iv)	recommend to the entire Board what further action, if any, should be taken by the Board with respect to the Investment;
(v)	retain, at the Company’s expense, independent legal counsel to advise it and assist it in connection with fulfilling its duties as delegated by the Board; and

(vi)	retain, at the Company’s expense, such other consultants and agents, including, without limitation, independent investment bankers, as the Special Committee deemed necessary or appropriate to perform such services and render such advice or opinions as may be necessary or appropriate in order for the Special Committee to discharge its duties.

Pursuant to its authority, the Special Committee retained independent legal counsel to represent it in connection with the negotiation of the Investment and independent investment bankers to provide advice and render a fairness opinion. On October 15, 2009, the Special Committee, upon consideration of the proposed transaction, discussions with management of the Company, the advice of its independent legal counsel and the fairness opinion issued by its independent investment bankers, recommended that the Board authorize the Company to make the Investment, on the terms and conditions set forth in the Stock Purchase Agreement and the related Shareholders Agreement and Registration Rights Agreement, each dated October 16, 2009, among ACAC, the Company and the Trust (the “Investment Documents”) negotiated by the Special Committee through its independent counsel. The Board approved the Investment on October 15, 2009, Mr. Michael Karfunkel abstaining.

The Special Committee found that the Investment, as set forth in the Investment Documents is fair to, and in the best interests of, the Company and all of its stockholders.

Pursuant to the Stock Purchase Agreement, as amended, ACAC, upon the closing of the Acquisition, issued and sold to the Company for a purchase price equal to 25% of the capital required by ACAC, 53,054 shares of Series A Preferred Stock (the “Preferred Stock”), which provides for an 8% cumulative dividend, is non-redeemable and convertible, at the Company’s option, into 21.25% of the ACAC’s issued and outstanding common stock of ACAC. Pursuant to the amendment to the Stock Purchase Agreement dated February 26, 2010. Michael Karfunkel, individually, became a party to the Investment Documents. The amendment did not affect the Company’s interests, rights or obligations under the Investment Documents. Upon the initial closing under the Stock Purchase Agreement, as amended, assuming the full conversion of the Preferred Stock by the Company, the Trust and Michael Karfunkel, individually, are the owners of 56.98% and 21.77%, respectively, of the common stock of ACAC. The Company has pre-emptive rights with respect to any future issuances of securities by ACAC and Company’s conversion rights are subject to customary anti-dilution protections.

Pursuant to the Shareholder Agreement, the Company has the right to appoint one member of ACAC’s board of directors, which consists of three members. The ACAC board member appointed by the Company must be approved by the independent members of the Board. The Company has appointed Donald T. DeCarlo as its representative on the ACAC board of directors. Subject to certain limitations, the board of directors of ACAC may not take any action in the absence of the Company’s appointee and ACAC may not take certain corporate actions without the unanimous prior approval if its board of directors (including the Company’s appointee).

In consideration of the Investment:

(i)	the Company, subject to all required regulatory approval, will provide ACAC and its affiliates information technology development services at a price of cost plus 20%. In addition, once a new system to be developed by the Company is implemented and ACAC or its affiliates begin using the system in its operations, the Company will be entitled to an additional fee for use of the systems in the amount of 1.25% of gross premiums of ACAC and its affiliates.
(ii)	the Company, subject to all required regulatory approval, will also manage the assets of ACAC and its subsidiaries for a quarterly fee equal to 0.05% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for the preceding quarter is $1 billion or less and 0.0375% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for the quarter is more than $1 billion.
(iii)	ACAC will provide the Company with access to its agency sales force to distribute the Company’s products, and ACAC and the Trust will use their best efforts to have said agency sales team appointed as the Company’s agents.

(iv)	ACAC will grant the Company a right of first refusal to purchase or to reinsure the commercial auto insurance business acquired from GMAC in connection with the Acquisition.
(v)	the Company, subject to all required regulatory approval, effective March 1, 2010, shall reinsure 10% of the net premiums of the GMAC personal lines business, pursuant to a 50% quota share reinsurance agreement (“Personal Lines Quota Share”) with the GMAC personal lines insurance companies, as cedents, and the Company, MK Re, Ltd., a Bermuda reinsurer which is a wholly-owned subsidiary of the Trust, and Maiden Insurance Company, Ltd., as reinsurers. The Company has a 20% participation in the Personal Lines Quota Share, by which it receives 10% of net premiums of the personal lines business. The Personal Lines Quota share provides that the reinsurers, severally, in accordance with their participation percentages, receive, in the aggregate, 50% of the net premium of the GMAC personal lines insurance companies and assume 50% of the related net losses. The Personal Lines Quota Share has an initial term of three years and shall renew automatically for successive three year terms unless terminated by written notice not less than nine months prior to the expiration of the current term or nine months from the effective date of an initial public offering or certain private placements by ACAC or a subsidiary. Notwithstanding the foregoing, the Company’s participation in the Personal Lines Quota Share may be terminated by the personal lines insurance companies on 60 days written notice in the event the Company becomes insolvent, is placed into receivership, its financial condition is impaired by 50% of the amount of its surplus at the inception of the Personal Lines Quota Share or latest anniversary, whichever is greater, is subject to a change in control, ceases writing new and renewal business, or is thirty (30) or more days in arrears on any undisputed payment due and has not cured such breach within thirty (30) days following written notice from the personal lines companies. In addition, the personal lines companies may terminate the agreement nine months from the effective date of an initial public offering by American Capital Acquisition Corporation or an affiliate. An initial public offering shall include a private placement which is subject to a registration rights agreement. The Company may terminate its participation on sixty (60) days notice in writing if the personal lines companies are subject to a change of control, cease writing new and renewal business, effect a reduction in their net retention without the Company’s consent or fail to remit premium as required by the terms of the Personal Lines Quota Share. The Personal Lines Quota Share provides that the reinsurers pay a provisional ceding commission equal to 32.5% of ceded earned premium, net of premiums ceded by the personal lines companies for inuring reinsurance, subject to adjustment. The ceding commission is subject to adjustment to a minimum of 30.5% and a maximum of 34.5% if the loss ratio is, between 64.5% (or greater) and 60.5% (or less). The terms, conditions and pricing of the Personal Lines Quota Share have been determined by arm’s length negotiations and reflect current market terms and conditions.

The Company made an initial payment to ACAC for issuance of the Preferred Stock in the amount of approximately $53 million upon the Acquisition. In addition, the Company, the Trust and Michael Karfunkel, individually, each shall be required to make its or his proportional share of the deferred payments payable by ACAC to GMAC pursuant to the GMAC Securities Purchase Agreement, which are payable over a period of three years from the date of the closing of the Acquisition, to the extent that ACAC is unable to otherwise provide for such payments. The Company’s proportionate share of such deferred payments shall not exceed $22.5 million.

The Special Committee and the Board authorized the Company, in connection with the Investment, to provide to GMAC upon the execution of the GMAC Securities Purchase Agreement a guarantee of the Company’s proportionate share of ACAC’s financial obligations to GMAC as set forth in the GMAC Securities Purchase Agreement.

Pursuant to the Stock Purchase Agreement dated as of October 16, 2009, as amended, the Company, ACAC, Michael Karfunkel and the Trust, ACAC agreed to reimburse the Company for fees and expenses, including use of the Company’s personnel, in connection with the transaction. As of December 31, 2009, advances to ACAC related to fees and expenses totaled $658,000 and consisted of $380,000 for due diligence services performed by certain AmTrust employees and $278,000 for certain deal costs including consulting, legal and regulatory filings.

Additionally, AmTrust, through its subsidiaries, entered into a services agreement in 2009, pursuant to which it provides ACAC and its affiliate’s information technology development services at a price of cost plus 20%. Once a new system to be developed by the Company is implemented and ACAC or its affiliates begin using the system in its operations, the Company, subject to regulatory approval, will be entitled to an additional fee for use of the systems in the amount of 1.25% of gross premiums of ACAC and its affiliates. As a result of this agreement, the Company recorded approximately $216,000 of fee income for the year ended December 31, 2009.

As a result of these agreements, the Company recorded fees totaling approximately $596,000 for the year ended December 31, 2009 and a receivable of $874,000 as of December 31, 2009.

CERTAIN LITIGATION MATTERS

On June 16, 2008, a derivative action against the Company’s directors, certain officers and Maiden Holdings, Ltd. and Maiden Insurance Company, Ltd. was filed in the Supreme Court of the State of New York, County of New York entitled “Erk Erginer, Derivatively on Behalf of Nominal Defendant AmTrust Financial Services, Inc., Plaintiff, v. Michael Karfunkel, George Karfunkel, Barry D. Zyskind, Donald T. DeCarlo, Abraham Gulkowitz, Isaac M. Neuberger, Jay J. Miller, Max G. Caviet, Ronald E. Pipoly, Jr., Maiden Holdings, Ltd., Maiden Insurance Company, Ltd., Defendants and AmTrust Financial Services, Inc., Nominal Defendant.”

This complaint alleges that the Company’s transactions with Maiden Holdings, Ltd and Maiden Insurance Company, Inc. (collectively, “Maiden”) unduly benefit Michael Karfunkel, George Karfunkel and Barry D. Zyskind, who are minority shareholders of Maiden Holdings, Ltd., at the expense of the Company and that the Company’s directors breached their fiduciary duty to the Company by approving them. The plaintiff further alleges claims for breach of their duty of loyalty to and employment agreements with the Company against Messrs. Zyskind, Caviet and Pipoly for accepting positions at Maiden. The complaint seeks damages from the individual defendants and Maiden and judgment declaring the Maiden transactions void.

In January 2010, the court denied the defendants’ motion to dismiss the complaint. Discovery is proceeding. The Company and each of the defendants believe the Complaint is without merit and intend to vigorously defend the action.

ITEM 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of BDO Seidman, LLP, independent accountants, to be our independent auditors for the fiscal year ending December 31, 2010. Although not required by our bylaws or otherwise, the Board believes it is appropriate to seek shareholder ratification of this appointment. If ratification is not obtained, the Audit Committee intends to continue the employment of BDO Seidman, LLP at least through the end of the fiscal year ending December 31, 2010, but will consider shareholder input for future appointments.

A representative of BDO Seidman, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

Before making its recommendation to the Board for appointment of BDO Seidman, LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for us, which included a review of BDO Seidman, LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed satisfaction with BDO Seidman, LLP in these respects.

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our Audit Committee reviewed and discussed with BDO Seidman, LLP the following fees for services rendered for the 2009 and 2008 fiscal years and considered the compatibility of non-audit services with BDO Seidman, LLP’s independence. The following table presents the aggregate fees billed for professional services rendered to us by BDO Seidman, LLP, our principal auditors, and BDO International affiliate firms, for 2009 and 2008. Other than as set forth below, no professional services were rendered or fees billed by BDO Seidman, LLP or its international affiliates during 2009 and 2008.

BDO Seidman, LLP	2009	2008
Audit Fees(1)	$2,227,100	$2,175,270
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	6,330
All Other Fees(4)	—	—
Total	$2,227,100	$2,181,600

(1)	Audit fees relate to professional services rendered for the fiscal years ended December 31, 2009 and 2008: (i) the integrated audit of our annual financial statements and internal controls over financial reporting, (ii) the reviews of our consolidated financial statements included in our Form 10-Q quarterly reports and (iii) services performed in connection with filings of registration statements and securities offerings.
(2)	Audit-related fees relate to services rendered to us primarily related to benefit plan audits.
(3)	Tax fees relate to services rendered to us for tax compliance, tax planning and advice.
(4)	Other services performed include certain advisory services in connection with accounting research and do not include any fees for financial information systems design and implementation.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are Independent Directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence; reviewing and approving the planned scope of our annual audit; overseeing our independent auditors’ audit work; reviewing and pre-approving any audit and non-audit services that may be performed by our independent auditors; reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; and monitoring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and NASDAQ for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets the NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Gulkowitz is an “Audit Committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and also meets the NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, which can be found on the Investor Relations section of our website (www.amtrustgroup.com).

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors, with and without management present, to discuss results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, we received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraph, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

The Audit Committee
Abraham Gulkowitz (Chairman) Donald T. DeCarlo Jay Miller March 10, 2010

ITEM 3: APPROVAL OF AMENDMENT CONTEMPLATED BY THE AMENDED &
RESTATED 2007 EXECUTIVE PERFORMANCE PLAN

The Compensation Committee of the Board of Directors is requesting that our shareholders approve the Amendment contemplated by the Company’s Amended & Restated 2007 Executive Performance Plan (the “Plan”). The Plan was approved by our shareholders at our 2007 Annual Meeting to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives by providing for “performance-based” compensation under Section 162(m) of the Code to the greatest extent practicable. Under Section 162(m), the Company may be denied a federal income tax deduction for compensation paid to the Company’s Chief Executive Officer or any of the three other most highly compensated executive officers to the extent that any of these persons receives more than $1 million of compensation from the Company in any one year. However, compensation paid by the Company that is “performance-based” under Section 162(m) may be excluded from the $1 million limitation. The Plan was designed to allow the Company to pay incentive compensation that under most circumstances will be performance-based and, therefore, fully deductible on the Company’s federal income tax return.

On March 22, 2010, the compensation committee of the board of directors unanimously approved and adopted the following amendment to the Plan. The board is submitting the amendment for shareholder approval. If the amendment is approved it will provide us with future potential tax-benefits.

(a)	The Plan has been amended to provide the Compensation Committee greater flexibility in establishing performance objectives, by authorizing the Compensation Committee to consider the following criteria:
•	Earnings per share
•	Operating earnings per common share (either basic or diluted)
•	Gross income
•	Gross or net revenue
•	Premiums collected and new annualized premium
•	Pre-tax profits
•	Expenses
•	Earnings or net income measures, including earnings from operations, earnings before interest and/or taxes, and or deprecation, statutory earnings before realized gains or losses, or net income available to common shareholders
•	After tax net income
•	Extraordinary income
•	Operating income
•	Investment income
•	Operations and maintenance expenses
•	Capital expenditures
•	Revenue
•	Return on equity, tangible equity, investment capital or assets
•	Cash flow
•	Economic value created
•	Stock price or total stockholder return
•	Customer satisfaction, customer complaint count

•	Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), employee satisfaction management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.
(b)	The Plan has been amended to increase the maximum incentive payable to the chief executive officer of the Company in any one year to $6 million and the maximum incentive payable to any other Plan participant in any one year to $4 million. At present, the maximum incentive payable to the chief executive officer pursuant to the plan is $2.5 million and the maximum payable pursuant to his employment agreement is $2,437,500. See “Executive Compensation — Employment Agreements” and “Compensation Discussion and Analysis — Bonus” for further details regarding the calculation of Mr. Zyskind’s bonus. The maximum annual incentive payable to other participants, pursuant to the employment agreements effective March 1, 2010 between the Company and each Michael J. Saxon, Ronald E. Pipoly, Jr. and Christopher M. Longo is $1,800,000. See “Executive Compensation — Employment Agreements” and “Compensation Discussion and Analysis — Bonus” for further details regarding the calculations of Messrs. Saxon’s, Pipoly’s and Longo’s bonuses. The proposed increases are intended to permit the Company to make reasonable and appropriate incentive awards to the chief executive officer and other participants in accordance with the Plan, which will be excluded from the $1 million limitation under Section 162(m).
(c)	The Plan also has been amended to comply with tax provisions regarding deferred compensation by deleting a provision which would have permitted the payment of an incentive to a participant who retired during the year as if the participant had been employed the full year.

Our Compensation Committee believes that the approval of the amendment to the Plan is in the best interests of the Company and its shareholders, as it will allow the Company to achieve the objectives of the Plan, including achieving significant tax benefits. The full restated text of the Plan, as amended, is attached to this Proxy Statement as Exhibit A and is also available on the Investor Relations section of our website at (www.amtrustgroup.com) and at the SEC website at www.sec.gov.

Summary of the Plan

The following summary of the Plan does not contain all of the terms and conditions of the Plan and is qualified in its entirety by reference to the Plan, which is attached to this Proxy Statement as Annex A to this proxy statement.

Eligibility.  The Compensation Committee of the Board of Directors selects the key employees of the Company (and its affiliates) who will be eligible to receive awards under the Plan. In most instances, participation will be limited to the Company’s named executive officers. However, the Compensation Committee will have the discretion to include other employees as well. Accordingly, the actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Compensation Committee has discretion to select the participants.

Administration.  The Plan is administered by a committee which shall be either the Compensation Committee or any subcommittee thereof consisting of not less than two members of the Board of Directors each of whom is an “outside director” within the meaning of Section 162(m). The Compensation Committee has the power to determine (i) which eligible employees will be participants, (ii) the performance objectives with respect to any awards made thereunder, (iii) subject to the limitations set forth in the Plan, the terms and conditions of all awards made thereunder, and (iv) subject to the maximum limits set forth in the Plan, the amount of compensation that may be payable to any participant upon the attainment of the applicable performance objectives.

Target Awards and Performance Objectives.  Each performance period, the Compensation Committee assigns each participant a target award and performance objectives that must be achieved prior to an award actually being paid to a participant. The Compensation Committee may also specify a minimum acceptable level of achievement relative to the performance objectives, as well as one or more additional higher levels of achievement, and a formula to determine the percentage of the award earned by the participant upon the attainment of each level of achievement. The participant’s target award is expressed as either a cash amount or a percentage of the participant’s salary. The performance objectives may be based on one or more of the following criteria as determined by the Compensation Committee:

•	Earnings per share
•	Operating earnings per common share (either basic or diluted)
•	Gross income
•	Gross or net revenue
•	Premiums collected and new annualized premium
•	Pre-tax profits
•	Expenses
•	Earnings or net income measures, including earnings from operations, earnings before interest and/or taxes, and or deprecation, statutory earnings before realized gains or losses, or net income available to common shareholders
•	After tax net income
•	Extraordinary income
•	Operating income
•	Investment income
•	Operations and maintenance expenses
•	Capital expenditures
•	Revenue
•	Return on equity, tangible equity, investment capital or assets
•	Cash flow
•	Economic value created
•	Stock price or total stockholder return
•	Customer satisfaction, customer complaint count
•	Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), employee satisfaction management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Performance Objectives selected by the Compensation Committee for each performance period will be established within 90 days of the commencement of each performance period (or at such later time as may be permitted under Section 162(m) of the Code).

Actual Awards.  After the performance period ends, the Compensation Committee shall determine and certify in writing the extent to which the pre-established Performance Objectives were actually achieved or exceeded. At its discretion, the Committee may reduce a Participant’s earned Award by up to 25%.

Amendment and Termination.  The Board of Directors of the Company or the Compensation Committee may amend, suspend, discontinue or terminate the Plan at any time; provided, however, that no such amendment, suspension, discontinuation or termination (i) shall adversely affect the rights of any participant in respect of any performance period which has already commenced or (ii) shall be effective without shareholder approval sufficient to continue to qualify amounts payable under the Plan to Covered Employees as performance-based compensation under Section 162(m) of the Code.

Federal Income Tax Treatment.  Payments made under the Plan will be taxable to the recipients thereof when paid, subject to income and wage tax withholding, and the Company or the affiliate of the Company which employs or employed the recipient will generally be entitled to a federal income tax deduction in the fiscal year for which the amount is paid.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE AMENDMENTS CONTEMPLATED BY THE AMENDED AND RESTATED 2007 EXECUTIVE PERFORMANCE PLAN.

ITEM 4: APPROVAL OF THE 2010 OMNIBUS INCENTIVE PLAN

The Compensation Committee is requesting that our shareholders approve the adoption of the Company’s New 2010 Omnibus Incentive Plan (“New Plan”) and to authorize 4.5 million additional shares of Company stock to be used for equity compensation awards under the New Plan, no more than 3.5 million of which new shares may be used for full value awards The Compensation Committee believes that it is very important that our eligible employees and directors receive part of their compensation in the form of equity awards to foster their investment in the Company and reinforce the link between their financial interests and those of our other shareholders.

The Current 2005 Equity Incentive Plan (“Existing Plan”), has been a key component of our incentive compensation program since 2005, used to grant equity compensation to Company directors, executives, and key employees. Subject to shareholder approval, the Compensation Committee has adopted the New Plan to grant equity awards. Under Nasdaq rules, the New Plan will not be effective without shareholder approval. If the New Plan is not approved by shareholders, the Existing Plan will remain in effect, and the total number of shares reserved for issuance under the Existing Plan will not be increased.

Why the Compensation Committee Believes you should Vote for this Proposal

•	Approval will allow the Company to continue to provide equity compensation, a critical tool for creating shareholder value.

The use of Company stock as part of the Company’s compensation program is important to our continued success. Equity compensation fosters an employee ownership culture and motivates employees to create shareholder value, because the value employees realize from equity compensation is based on the Company’s stock performance. Equity compensation also promotes a focus on long-term value creation, because equity compensation awards are subject to vesting and/or performance conditions and generally provide the greatest value to employees when held for longer terms.

•	Equity compensation awards are also a critical recruitment and retention tool.

The Company’s performance is dependent on recruiting and retaining talented employees. A competitive compensation program is essential for attracting and retaining such employees, and equity compensation awards are an important and expected component of such a program. The Company would be at a severe competitive disadvantage if it could not use Company stock-based awards to compensate employees. To recruit highly-marketable employees, companies sometimes offer to replace unvested equity compensation that will be forfeited when the employee leaves the prior employer. If our shareholders do not approve the New Plan, in the future our employees may not have as significant an amount of the Company’s stock at risk of forfeiture, and could therefore be recruited by other employers at a relatively reduced cost. At the same time, our recruiting efforts could be compromised.

•	If the New Plan is not approved, the Company may be compelled to significantly increase the cash component of employee compensation.

To remain competitive without providing equity compensation, the Company would most likely need to replace components of compensation previously delivered in equity awards with cash, or with other instruments that may not necessarily align employee interests with those of shareholders as well as stock-based awards. Additionally, replacing equity awards with cash will increase cash compensation expense and drain cash flow that might be better utilized if reinvested in our business.

•	The Company has demonstrated its commitment to sound equity practices.

We recognize that equity compensation awards dilute shareholder equity and must be used judiciously. Our equity compensation practices are designed to be in line with industry norms, and we believe our historic share usage has been responsible and mindful of shareholder interests. As described below, our average burn rate (total shares used for equity compensation awards each year divided by weighted average outstanding shares for the year) for the last three years has been less than 2%. The Company’s dilution level or “overhang” (shares subject to equity compensation awards outstanding at fiscal year-end or available to be used for equity compensation, divided by the weighted average of fully diluted shares outstanding) at the end of fiscal year 2009 was 7%; for fiscal year 2008 and 2007 it was 6% and 5%, respectively.

•	The New Plan has several provisions designed to protect shareholder interests and promote effective corporate governance, including:
•	The New Plan prohibits granting stock options and stock appreciation rights (“SARs”) with an exercise price or base price less than the fair market value of a share of stock on the date of grant;
•	The New Plan prohibits repricing of any stock option or SAR granted thereunder without shareholder approval;
•	The New Plan provides AmTrust with far greater flexibility in the types of awards we can grant by authorizing new award types including restricted stock units, performance shares, dividend equivalents, and other stock-based awards. This will provide us with the ability to structure our compensation programs to be both economically attractive to recipients, while maximizing tax efficiency from the Company’s standpoint;
•	Material amendments of the New Plan require shareholder approval; and
•	Employee Awards under the New Plan are administered by an independent committee of the Compensation Committee.

THE COMPENSATION COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION AND APPROVAL OF THE NEW 2010 OMNIBUS INCENTIVE PLAN.

Plan Highlights

AmTrust believes approving the New Plan is in the interest of both the Company and its shareholders, and that the New Plan provides the Company with additional flexibility to make performance based awards that does not exist under the Existing Plan. Some of the key features of the New Plan that reflect our ongoing commitment to implementing and maintaining a robust, effective incentive compensation scheme are as follows:

•	Plan Limits. Total additional shares available for awards under the New Plan are limited to 4.5 million shares, plus remaining shares available under the Existing Plan which will rollover into the New Plan. If the New Plan is approved by shareholders, shares remaining authorized and available for future issuance under the Existing Plan will no longer be available for issuance.

As of December 31, 2009, 1,826,211, shares of stock were available for grant under the Existing Plan, of which 1,826,211 may be granted as full value awards Remaining shares under the Existing Plan will be “rolled into” the New Plan upon shareholder approval.

•	Limits on Full Value Awards. No more than 3.5 million shares may be granted for awards other than Options and SARs under the New Plan (exclusive of the 1,796,823 remaining shares under the Existing Plan, which also may be utilized for full value awards).
•	Minimum Vesting Periods. The New Plan provides that any Awards not denominated as appreciation rights (i.e., Options or SARs) may not vest fully in less than three years from the date of grant. Restricted stock and stock units subject to performance-based vesting conditions may not vest in full in less than one year from the date of grant. These minimum vesting periods are subject to exceptions where vesting has occurred due to (i) a participant’s death, disability or retirement, (ii) a change in control or (iii) with respect to non-employee director awards. In addition, a limited number of shares equaling 5% of the new shares authorized under the New Plan can be granted with terms that do not satisfy these minimum vesting periods.
•	Section 162(m) Eligibility. Under the New Plan, our Compensation Committee will have additional flexibility to approve equity and cash awards eligible for treatment as performance-based compensation under Section 162(m) of the Internal Revenue Code.

•	Shareholders Must Approve Repricing. The Company will never use shares from the New Plan to reprice stock options or SARs unless the shareholders approve.
•	Option Exercise Price. Under the New Plan, the exercise price of stock options and SARs may not be less than 100% of our common stock’s fair market value on the date of grant, except for stock options and SARs assumed in connection with the acquisition of another company
•	Limitation on Amendments. No material amendments that will increase the benefits under the plan (including changing the vesting restrictions described above) or that will increase the aggregate number of shares that may be issued under the plan can be made to the plan without shareholder approval.

Description of the New Plan

A description of the New Plan’s provisions follows below. This summary is qualified in its entirety by the detailed provisions of the New Plan, a copy of which is attached as Annex B to this proxy statement.

Administration.  The New Plan will be administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). A majority of the members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 and comply with the independence requirements of The NASDAQ Stock Market. The Compensation Committee may select eligible individuals to receive awards, determine award types and terms and conditions of awards, and interpret the New Plan’s provisions. Compensation Committee members are selected by the full Board. The Compensation Committee may appoint one or more separate committees, composed of one or more directors who need not satisfy the independence requirements described above, that may administer the New Plan with respect to participants, provided such grantees are not AmTrust executive officers or directors. The Compensation Committee may delegate its authority under the Plan to the extent permitted by applicable law.

Common Stock Reserved for Issuance Under the Plan.  The common stock reserved for issuance under the New Plan consists of authorized but unissued shares or, to the extent permitted by law, issued shares that have been reacquired by AmTrust. If any shares covered by an award under the New Plan or the Existing Plan are not purchased or are forfeited by Participants, or if an award terminates without stock settlement, then such shares of common stock shall not count against the aggregate number of shares available under the New Plan and will be available for additional Awards under the New Plan. The number of shares of common stock available for issuance under the New Plan may also be increased by the number of shares subject to awards that are assumed or substituted in connection with the acquisition of another company.

Eligibility.  Awards may be made under the New Plan to employees (including potential employees), non-employee directors, and consultants of AmTrust, its subsidiaries or Affiliates.

Amendment or Termination of the Plan.  The Compensation Committee may terminate the New Plan at any time for any reason. The New Plan is scheduled to terminate ten years after its effective date. The Compensation Committee may also amend the New Plan. Amendments are to be submitted to shareholders for approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations. Amendments that would increase the benefits under the plan or that would increase the aggregate number of shares that may be issued under the plan, must also be approved by our shareholders.

Options.  The New Plan permits the granting of stock options. Each stock option provides the option holder with the right to purchase one share of common stock at a fixed exercise price. These stock options may be intended to qualify as incentive stock options under the Internal Revenue Code, or may be issued as non-qualifying stock options.

The exercise price of a stock option must equal or exceed 100% of the fair market value of our common stock on the grant date. The fair market value is generally determined as the closing price of the common stock on the date of grant. In the case of 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the grant date. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In such a case the exercise price may be appropriately adjusted to preserve the economic value of those employees’ stock options from his or her prior employer.

The Compensation Committee determines the term of stock options at the time of grant, which term may not exceed ten years from the grant date. If the grantee is a 10% shareholder, an option intended to be an incentive stock option will expire after no more than five years. Subject to the New Plan’s minimum vesting periods, the Compensation Committee also determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may become exercisable in periodic installments or in one lump sum. The ability to exercise options may be accelerated by the Compensation Committee, subject to compliance with the New Plan.

Upon exercise, optionees may satisfy their exercise price obligation by cash, certified check, by tendering shares of our common stock, or by means of a broker-assisted cashless exercise.

AmTrust’s shareholders must approve any amendment of the terms of an outstanding stock option or SAR which would constitute a “Repricing” under the definition of the exchange our common stock is listed on, currently, the Nasdaq Stock Market.

Stock options and SARs granted under the New Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution.

Other Awards.  The Compensation Committee may also award:

•	Stock Appreciation Rights — which are rights to receive a number of shares or an amount in cash (or a combination of both), based upon the increase in the fair market value of the shares underlying the right during a stated period
•	Restricted Stock — which are shares of common stock subject to restrictions
•	Restricted Stock Units — which are rights to receive common stock subject to restrictions
•	Unrestricted Stock — which are shares of common stock at no cost or for a purchase price free from any restrictions under the plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants
•	Performance and Annual Incentive Awards — ultimately payable in common stock or cash, as determined by our Compensation Committee. Grants may be annual or multi-year awards subject to achievement of specified goals based upon satisfaction of performance goals. Incentive goals may be specified as a percentage of these business criteria, a percentage in excess of a threshold target or as another amount not directly related on a mathematical basis. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the Compensation Committee so designates. Such employees include the CEO and the three highest compensated executive officers (other than the CEO and CFO) determined at the end of each year (the “covered employees”).

Effect of Certain Corporate Transactions.  Certain change in control transactions, such as a sale of AmTrust, may cause awards granted under the New Plan to vest, unless the awards are continued or substituted for in connection with the change in control.

Adjustments for Stock Splits, Stock Dividends and Similar Events.  The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the New Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code limits publicly-held companies such as AmTrust to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The New Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based compensation:

•	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;
•	the performance goal under which compensation is paid must be established by a Compensation Committee comprised solely of two or more directors who qualify as outside directors;
•	the material terms under which the compensation is to be paid must be disclosed to and approved by shareholders before payment is made; and
•	the Compensation Committee must certify in writing prior to payment of the performance award that the performance goals and any other material terms were satisfied.

In the case of gains attributable to stock options, the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee and is shareholder approved; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the New Plan, one or more of the following business criteria (except with respect to the total shareholder return and earnings per share criteria), may be used by the Compensation Committee in establishing performance goals:

•	gross or net revenue, premiums collected, new annualized premiums, and investment income
•	any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common shareholders
•	operating earnings per common share (either basic or diluted)
•	return on assets, return on investment, return on capital, return on invested capital, return on equity, or return on tangible equity
•	economic value created
•	combined ratio, loss ratio or other financial ratios
•	operating margin or profit margin
•	stock price or total stockholder return
•	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures

The targeted level or levels of performance with respect to performance criteria are determined by the Compensation Committee. Goals may be expressed on absolute terms, on a per share basis (either basic or diluted), as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Under the Internal Revenue Code, a director is an “outside director” if he or she is not a current AmTrust employee; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of AmTrust; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a 5% ownership interest), remuneration from AmTrust in any non-director capacity.

The following maximum award limitations apply to awards under the New Plan:

•	Stock options or stock appreciation rights 400,000 per calendar year, per participant
•	Restricted stock (or other non-performance stock) 250,000 shares per calendar year, per participant
•	Annual incentive award — $4 million per operating period, per participant
•	Performance Award for performance period of one year or more — $6 million per participant

Federal Income Tax Consequences

Incentive Stock Options.  The grant of an option will not be a taxable event for the grantee or for AmTrust. A grantee will not recognize taxable income upon exercise of an incentive stock option (alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). For exercised options to qualify for the foregoing tax treatment, the grantee generally must be employed by AmTrust or our subsidiary from the grant date of the option through a date within three months before the exercise date of the options. AmTrust will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option.

If all of the foregoing requirements are met (except the holding period requirement mentioned above), the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. AmTrust will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options.  The grant of an option will not be a taxable event for the grantee or AmTrust. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If AmTrust complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, AmTrust will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee’s recognition of ordinary income.

Restricted Stock.  A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If AmTrust complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, AmTrust will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units.  There are no immediate tax consequences of receiving an award of restricted stock units under the New Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If AmTrust complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, AmTrust will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.  There are no immediate tax consequences of receiving an award of stock appreciation rights under the New Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If AmTrust complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, AmTrust will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards.  The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If AmTrust complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, AmTrust will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Common Stock.  Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If AmTrust complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, AmTrust will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280(G).  To the extent payments that are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% excise tax imposed on the recipient and a portion of AmTrust’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A.  AmTrust intends for awards granted under the plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

New Plan Benefits

As of March 31, 2010, there are 1,796,823 shares remaining available for issuance under the Existing Plan. Approval of the New Plan is not required for AmTrust to make equity awards to its key employees in 2010. While the structure of equity awards in 2010 might be altered upon approval of the New Plan, no decisions have yet been made by the Compensation Committee regarding the size and structure of 2010 equity incentive awards, and so, with the exception noted below, it is not possible to determine the amount or dollar value of any such awards which might be granted upon approval of the New Plan at this time.

We intend to make annual grants of options to purchase 6,250 shares of our Common Stock to each of our non-employee directors other than George Karfunkel and Michael Karfunkel and to make an initial grant of an option to purchase 12,500 shares of our Common Stock to Susan C. Fisch should she be elected to the Board. Each such option will fully vest one year after the date of grant.

The following table illustrates the total number of shares subject to options that will be granted annually (assuming that the number of non-employee directors on the Board remains constant and including for Ms. Fisch only the number of shares subject to options expected to be granted annually). The total dollar value of the awards will be determined in accordance with FASB Accounting Standards Codification (ASC) topic 718 utilizing the assumptions discussed in Note 14 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as applied on the date of grant and, therefore, is not presently determinable.

New Plan Benefits
2010 Omnibus Incentive Plan

Name and Position	Dollar Value ($)	Number of Shares
Barry D. Zyskind, Chief Executive Officer	—	—
Ronald Pipoly, Chief Financial Officer	—	—
Max Caviet, President of AIU	—	—
Michael J. Saxon, Chief Operating Officer	—	—
Christopher M. Longo, Chief Information Officer	—	—
Above Executive Officers as a Group	—	—
Non-Executive Director Group (6 persons)	—	25,000
Non-Executive Officer Employee Group	—	—

Equity Compensation Plan Information as of December 31, 2009

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans or Programs
Equity Compensation Plans Approved by Security Holders	4,168,089	10.12	1,826,211
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	4,168,089	10.12	1,826,211

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Barry D. Zyskind	38	Chief Executive Officer, President and Director
Max G. Caviet	55	President of AII and AIU
Michael J. Saxon	51	Chief Operating Officer
Ronald E. Pipoly, Jr.	43	Chief Financial Officer
Christopher M. Longo	36	Chief Information Officer
David H. Saks	43	Chief Legal Officer
Stephen B. Ungar	47	Secretary and General Counsel

Set forth below are descriptions of the backgrounds of each or our executive officers, other than Barry D. Zyskind, whose background is described above under “Election of Directors”.

Max G. Caviet, President of AII and AIU, joined the Company in January 2003. Mr. Caviet serves on the boards of directors of both companies. Mr. Caviet was President and Chief Executive Officer of Maiden Holdings, Ltd. from May 2007 until November 2008, and has been a director of Maiden Holdings, Ltd., an insurance company, from May 2007, but is expected to resign in May 2010. Between 1972 and 1982, Mr. Caviet was an underwriter and team leader, specializing in engineering risks, at British Engine Insurance Company. In 1982, Mr. Caviet joined CIGNA Insurance Company of North America (UK) Ltd. as a Senior Underwriter for Special Risks and was promoted to Engineering and Underwriting Manager. In 1990, Mr. Caviet joined Crowe Underwriting Agency Ltd. as its Engineering and Extended Warranty Underwriter. From 1994 to 2003, Mr. Caviet was Engineering and Underwriting Manager with Trenwick International Limited.

Michael J. Saxon, Chief Operating Officer, joined the Company in 2001. Prior to coming to AmTrust Financial, he was Chief Claims Officer for Credit General Insurance Company (a property and casualty insurer). In 1984, Mr. Saxon began his career at Liberty Mutual, an insurance company. Thereafter, Mr. Saxon joined Progressive Insurance Company, where he held successively more responsible management positions in the Claims Department over an eight-year period. Mr. Saxon received a B.S. in Finance from the University of Akron in 1983.

Ronald E. Pipoly, Jr., Chief Financial Officer, joined the Company in 2001. From 1993 to 2001, Mr. Pipoly served as Financial Analyst, Assistant Controller, and finally Controller at PRS Group, Inc. (a property and casualty insurance holding company) in Beachwood, Ohio. Mr. Pipoly began his career at Coopers and Lybrand, an accounting firm, where he worked from 1988 through 1993. He received a B.S. in Accounting from the University of Akron in 1988.

Christopher M. Longo, Chief Information Officer, joined the Company in 2001. Previous to his employment with the Company, Mr. Longo was a commercial lines underwriter and actuarial analyst with Credit General Insurance Company. Mr. Longo received a B.S. in Biological Sciences from Kent State University in 2000.

David H. Saks, Chief Legal Officer, joined the Company in May 2009. From April 1999 to May 2009, Mr. Saks held a number of positions at American International Group, Inc., an insurance company. His responsibilities included overseeing the legal aspects of all of AIG’s domestic and international mergers and acquisitions, joint ventures and strategic investments. In addition, Mr. Saks was responsible for overseeing the legal aspects of AIG’s operations and systems, e-commerce, sourcing and real estate leasing. Mr. Saks began his career at Simpson Thacher & Bartlett, where he worked from December 1994 through March 1999. He received a J.D.-M.B.A from New York University’s School of Law and New York University’s Stern School of Business in 1994.

Stephen B. Ungar, Secretary and General Counsel, joined the Company in 2001. Mr. Ungar also serves as General Counsel and Secretary of the Company’s subsidiaries and as a director of: AIIC, AICK, MCIC, SNIC, ANA, ANAF, AmTrust Captive Holdings Limited, AmTrust Re (Luxembourg), AmTrust Re 2007 (Luxembourg), AmTrust Re Beta, AmTrust Re Gamma and AmTrust Re Omega. From 1990 to 2001, Mr. Ungar served as Special Counsel and Managing Attorney with the State of New York Insurance Department. Between 1987 to 1990, Mr. Ungar was an associate at Hendler and Murray and Kroll and Tract in New York.

Mr. Ungar received his B.A. from New York University in 1984 and a J.D., with honors, form George Washington University School of Law in 1987.

EXECUTIVE COMPENSATION

Employment Agreements

Barry D. Zyskind

Under Mr. Zyskind’s employment agreement, dated as of January 1, 2005, Mr. Zyskind serves as our President and Chief Executive Officer. Mr. Zyskind’s term of employment under his agreement continues until December 31, 2012, at which time the employment agreement automatically renews for successive three year terms, unless Mr. Zyskind or the Company provides 180 days’ written notice of an intention not to renew. His salary is subject to review by the Board of Directors or the Compensation Committee annually. For calendar year 2009, Mr. Zyskind received an annual base salary in the amount of $625,000. Effective as of January 1, 2010, Mr. Zyskind is receiving an annual base salary in the amount of $975,000. Mr. Zyskind is also entitled to an annual profit bonus equal to two percent (2%) of the Company’s pre-tax profit, subject to a cap equal to two and one-half times his salary if certain financial goals are met. See “Compensation Discussion and Analysis — Bonus” for further details regarding the calculation of Mr. Zyskind’s bonus. Mr. Zyskind is also eligible to receive special bonuses at the discretion of the Board of Directors or the Compensation Committee and to participate in any long-term incentive compensation plan established for his benefit or in any such plan established for the benefit of the senior management of the Company.

If Mr. Zyskind’s employment terminates due to death, his heirs are entitled to his salary payable for the remainder of his term of employment or one year, whichever is greater, at the rate in effect immediately before such termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits that have vested through the date of termination or to which he may then be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. If Mr. Zyskind’s employment terminates due to disability, he will be entitled to the compensation and benefits enumerated above, except that his salary shall be offset by the amount of any long-term disability insurance benefit the Company may have elected to provide for him.

We may terminate Mr. Zyskind’s employment for cause upon written notice to Mr. Zyskind at least 30 days prior to the intended termination. If Mr. Zyskind’s employment were terminated for cause, he would be entitled to his salary through the date of termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits which may have vested through the date of termination or to which he then may be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. Cause is defined in Mr. Zyskind’s employment agreement as (i) the conviction of a felony involving an act or acts of dishonesty on his part and resulting in gain or personal enrichment at the expense of the Company; (ii) willful and continued failure of Mr. Zyskind to perform his obligations under the employment agreement, resulting in demonstrable material economic harm to the Company; or (iii) Mr. Zyskind’s willful and material breach of the noncompetition and nonsolicitation provisions of the employment agreement to the demonstrable and material detriment of the Company.

If we terminate Mr. Zyskind’s employment without cause or if Mr. Zyskind terminates his employment with good reason, then Mr. Zyskind is entitled, in addition to the compensation and benefits specified in the paragraph above, to (i) a lump-sum payment equal to the salary payable to him for the remainder of his employment term at the rate in effect immediately before the termination, (ii) a lump-sum payment equal to the annual profit bonuses for the remainder of his term of employment (to be prorated for any partial fiscal year) equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination, (iii) continued participation, for the remainder of his term of employment, in all employee benefit plans or programs in which he was participating on the date of his termination; or, if such participation is prohibited, he shall be entitled to the after-tax economic equivalent of any such benefit which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (iv) continued payment, for the remainder of his term of employment, of 100% of the cost of health insurance through the Company’s group health plan for himself, his spouse and dependent children and (v) other benefits in accordance with applicable plans and programs of the Company. Good reason is defined in Mr. Zyskind’s employment agreement as one of the following actions taken without Mr. Zyskind’s prior written consent or his acquiescence: (i) a reduction in his then current salary; (ii) a diminution, reduction or other adverse change in the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which the bonuses and incentive compensation are determined for Mr. Zyskind; (iii) the Company’s failure to pay Mr. Zyskind any amounts otherwise vested and due him hereunder or under any plan or policy of Company; (iv) a diminution of Mr. Zyskind’s titles, position, authorities or responsibilities, including not serving on the Board of Directors; (v) the assignment of duties incompatible with Mr. Zyskind’s position of President; (vi) imposition of a requirement that Mr. Zyskind report other than to the full Board of Directors; or (vii) a material breach of the Agreement by Company that is not cured within 10 business days after written notification by Executive of such breach.

Mr. Zyskind has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. He also agreed that, upon termination of employment, other than a termination without cause or due to good reason, he will not solicit any customer or employee of the Company for one year after termination.

Ronald E. Pipoly, Jr.

Pursuant to Mr. Pipoly’s employment agreement, dated as of March 1, 2010, he has agreed to serve as our Chief Financial Officer. Mr. Pipoly’s term of employment under his agreement continues until February 28, 2013, at which time the employment agreement will automatically renew for successive one year terms, unless Mr. Pipoly or the Company provides 90 days’ written notice of an intention not to renew (the “Employment Period”). Mr. Pipoly is entitled to an annual salary review commencing on March 1, 2011. Effective March 1, 2010, Mr. Pipoly receives an annual base salary in the amount of $500,000. Mr. Pipoly is entitled to an annual bonus comparable to the other senior executives of the Company, subject to a cap equal to three time his then current salary. Mr. Pipoly is also entitled to other bonus payments in the discretion of the Board of Directors. Pursuant to his prior employment agreement, on February 9, 2006, Mr. Pipoly was granted 343,750 options, which fully vested on February 9, 2010. On October 27, 2007, Mr. Pipoly was granted an additional 50,000 options, which will fully vest over a period of 4 years. On August 25, 2008, Mr. Pipoly was granted an additional 50,000 options, which will fully vest over a period of 4 years. On March 22, 2010, Mr. Pipoly was granted 10,000 shares of restricted stock, which will fully vest over a period of four years.

In the event of disability, the Company may terminate Mr. Pipoly’s employment upon five days’ written notice; however, Mr. Pipoly will be entitled to receive his salary and any unreimbursed expenses following the disability termination date for a period which is the greater of one year or the remainder of the Employment Period. In the event Mr. Pipoly dies during his term of employment, his heirs will be entitled to receive his salary following the date of death for a period which is the greater of one year or the remainder of the Employment Period.

The Company may terminate Mr. Pipoly’s employment at any time for cause and, upon such an event, the Company will have no further compensation or benefit obligation to Mr. Pipoly after the date of termination. Cause is defined in Mr. Pipoly’s employment agreement as (i) habitual or gross negligence in the performance of his duties and responsibilities with the Company, including a failure to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from the Company; (ii) any material breach by Mr. Pipoly of the employment agreement or any other agreement with the Company or any of its affiliates to which Mr. Pipoly is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from the Company; (iii) breach of a fiduciary duty to the Company or failure to act in the best interests of the Company; (iv) the arrest (following an investigation of the facts which results in a determination by the Company of Mr. Pipoly’s culpability) of, conviction of, or admission by, Mr. Pipoly of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for the Company; (v) the Commission by Mr. Pipoly of any acts of moral turpitude, including the commission by Executive of embezzlement, theft or any other fraudulent act; or (vi) violation of the Company’s policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from the Company.

Mr. Pipoly has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Pipoly has also agreed that upon termination of employment he will not compete with the Company for a period of one year following the date of termination and will not solicit any customer or employee of the Company or solicit any entity that has been contacted by the Company regarding a possible acquisition by the Company for purposes of acquiring that entity, for three years after termination.

Max G. Caviet

Under Mr. Caviet’s employment agreement, dated as of January 1, 2005, Mr. Caviet serves as a senior executive of the Company, as President and a director of our wholly-owned subsidiary, AmTrust International Insurance, Ltd. and as an officer and director of other affiliates of the Company. Mr. Caviet’s original term of employment under this agreement was until December 31, 2008 and has automatically renewed through December 31, 2011. The employment agreement will automatically renew for successive three year terms, unless Mr. Caviet or the Company provides 180 days’ written notice of an intention not to renew.

Mr. Caviet’s salary is subject to annual review by the Board of Directors. Effective January 1, 2008, Mr. Caviet receives an annual base salary in the amount of £350,000. Mr. Caviet is entitled to an annual profit bonus equal to ten percent (10%) of the net pre-tax profit of the special risk and extended warranty business written by the Company and its affiliates under the direct or indirect supervision of Mr. Caviet exclusive of extraordinary items and investment income or loss. Mr. Caviet’s annual profit bonus is subject to a cap equal to one and one-half times his salary. See “Compensation Discussion and Analysis — Bonus” for further details regarding Mr. Caviet’s bonus payments. Mr. Caviet is also eligible for other bonus payments determined at the sole discretion of the Board of Directors. Pursuant to his employment agreement, on February 9, 2006, Mr. Caviet was granted 62,500 options, which will fully vest over a period of 4 years. On September 1, 2006, Mr. Caviet was granted an additional 50,000 options, which will fully vest over a period of 4 years. On October 27, 2007, Mr. Caviet was granted an additional 50,000 options, which will fully vest over a period of 4 years. On August 25, 2008, Mr. Caviet was granted an additional 50,000 options, which will fully vest over a period of 4 years. On March 22, 2010, Mr. Caviet was granted 15,000 shares of restricted stock, which will fully vest over a period of four years.

In the event of disability, the Company may terminate Mr. Caviet’s employment upon five days’ written notice; however, the Company must provide Mr. Caviet permanent health insurance which is intended to provide benefits to him in the event of termination for disability. In the event Mr. Caviet dies during his term of employment, his heirs will be entitled to receive his salary and profit bonus earned through his date of death as well as any unreimbursed expenses.

If we terminate or do not renew Mr. Caviet’s employment for gross misconduct we will not be obligated to pay any other compensation or benefits to Mr. Caviet after the date of termination. Gross misconduct is defined in Mr. Caviet’s employment agreement as (i) a material or serious breach of the employment agreement by Mr. Caviet, but only if such breach is not cured within 30 days following written notice by the Company to Mr. Caviet of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority which significantly adversely affects the business or reputation of the Company or Mr. Caviet.

If we terminate or non-renew Mr. Caviet’s employment for any reason including disability, other than gross misconduct, he will be entitled to receive (i) his salary for a period of one year from the original expiration date of the term of employment, or one year from the effective date of termination or non-renewal, whichever is greater and (ii) his profit bonus on all special risk and extended warranty business written by the Company and its affiliates under the direct or indirect supervision of Mr. Caviet written through the date of termination, through the expiration of such business, for a maximum period of five years from the date of termination.

If Mr. Caviet does not renew his employment agreement for the purpose of retirement (as defined under U.K. law), he will be entitled to his profit bonus on all special risk and extended warranty business written by the Company and its affiliates under the direct or indirect supervision of Mr. Caviet written through the end of the employment period, through the expiration of such business, for a maximum period of five years from the end of the employment period.

Mr. Caviet has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Caviet has also agreed that, subject to the severance payments provided above, upon termination of employment he will not solicit any customer or employee of the Company or solicit any entity that has been contacted by the Company regarding a possible acquisition by the Company for purposes of acquiring that entity, for two years after termination.

Michael J. Saxon

Pursuant to Mr. Saxon’s employment agreement, dated as of March 1, 2010, he has agreed to serve as the Chief Operating Officer of the Company. Mr. Saxon’s term of employment under this agreement continues until February 28, 2013, at which time the employment agreement will automatically renew for successive one year terms, unless Mr. Saxon or the Company provides 90 days’ written notice of an intention not to renew (the “Employment Period”). Mr. Saxon is entitled to an annual salary review beginning on March 1, 2011. Effective March 1, 2010, Mr. Saxon receives an annual base salary in the amount of $600,000. Mr. Saxon is entitled to an annual profit bonus, equal to one percent (1%) of the Company’s “profit” for the fiscal year, provided that the annual profit is no less than 75% of the profit target for that year. “Profit” as defined in the agreement as the Company’s after-tax net income for the calendar year, excluding investment gains and losses and extraordinary and non-recurring income, as determined in accordance with generally accepted accounting principles on a consistent basis, including appropriate reserves, by the Company’s independent public accountants. The “profit target” is, for each calendar year during the Employment Period, the greater of the profit for the preceding calendar year and the profit of the Company for the annual period ended December 31, 2009. The annual profit bonus is subject to a cap, which shall be the amount equal to (i) three times Mr. Saxon’s then current salary if the profit is more than 110% of the profit target; (ii) two times Mr. Saxon’s then current salary if the profit is 110% or less, but greater than 100% of the profit target; and (iii) Mr. Saxon’s then current salary if the profit is 100% or less, but equal to or greater than 75% of the profit target. Mr. Saxon may also receive other bonus payments determined at the sole discretion of the Board of Directors. Pursuant to his prior employment agreement, on February 9, 2006, Mr. Saxon was granted 343,750 options, which fully vested on February 9, 2010. On October 27, 2007, Mr. Saxon was granted an additional 50,000 options, which will fully vest over a period of 4 years. On August 25, 2008, Mr. Saxon was granted an additional 50,000 options, which will fully vest over a period of 4 years. On March 22, 2010, Mr. Saxon was granted 15,000 shares of restricted stock, which will fully vest over a period of four years.

In the event of disability, the Company may terminate Mr. Saxon’s employment agreement upon five days’ written notice; however, he will be entitled to receive his salary and any unreimbursed expenses following the disability termination date for a period which is the greater of one year or the remainder of the Employment Period. In the event Mr. Saxon dies during his term of employment, his heirs shall be entitled to receive his salary and any unreimbursed expenses from the date of his death for a period which is the greater of one year or the remainder of the Employment Period.

The Company may terminate Mr. Saxon’s employment at any time for cause and, upon such an event, the Company will have no further compensation or benefit obligation to Mr. Saxon after the date of termination. Cause is defined in Mr. Saxon’s employment agreement as (i) habitual or gross negligence in the performance of his duties and responsibilities with the Company, including a failure to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming it is correctable) by Mr. Saxon within twenty (20) business days after receipt of written notice from the Company; (ii) any material breach by Mr. Saxon of the employment agreement or any other agreement with the Company or any of its affiliates to which Mr. Saxon is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Saxon within twenty (20) business days after receipt of written notice from the Company; (iii) breach of a fiduciary duty to the Company or failure to act in the best interests of the Company; (iv) the arrest (following an investigation of the facts which results in a determination by the Company of Mr. Saxon’s culpability) of, conviction of, or admission by, Mr. Saxon of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for the Company; (v) the commission by Mr. Saxon of any acts of moral turpitude, including the commission by Executive of embezzlement, theft or any other fraudulent act; or (vi) violation of the Company’s policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Saxon within twenty (20) business days after receipt of written notice from the Company.

Mr. Saxon has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Saxon has also agreed that upon termination of employment he will not compete with the Company for a period of one year from the date of termination and will not solicit any customer or employee of the Company or solicit any entity that has been contacted by the Company regarding a possible acquisition by the Company for purposes of acquiring that entity, for three years after termination.

Christopher M. Longo

Pursuant to Mr. Longo’s employment agreement, dated March 1, 2010, he has agreed to serve as the Chief Information Officer of the Company. Mr. Longo’s term of employment under this agreement continues until February 28, 2013, at which time the employment agreement will automatically renew for successive one year terms, unless Mr. Longo or the Company provides 90 days’ written notice of an intention not to renew (the “Employment Period”). Mr. Longo is entitled to an annual salary review beginning on March 1, 2011. Effective March 1, 2010, Mr. Longo receives an annual base salary in the amount of $500,000. Mr. Longo is entitled to an annual profit bonus, equal to one percent (1%) of the Company’s profit for the fiscal year, provided that the annual profit is no less than 75% of the profit target for that year. “Profit” as defined in the agreement as the Company’s after-tax net income for the calendar year, excluding investment gains and losses and extraordinary and non-recurring income, as determined in accordance with generally accepted accounting principles on a consistent basis, including appropriate reserves, by the Company’s independent public accountants. The “profit target” is, for each calendar year during the Employment Period, the greater of the profit for the preceding calendar year and the profit of the Company for the annual period ended December 31, 2009. The annual profit bonus is subject to a cap, which shall be the amount equal to (i) three times Mr. Longo’s then current salary if the profit is more than 110% of the profit target; (ii) two times Mr. Longo’s then current salary if the profit is 110% or less, but greater than 100% of the profit target; and (iii) Mr. Longo’s then current salary if the profit is 100% or less, but equal to or greater than 75% of the profit target. Mr. Longo may also receive other bonus payments determined at the sole discretion of the Board of Directors. Pursuant to his prior employment agreement, on February 9, 2006, Mr. Longo was granted 343,750 options, which fully vested on February 9, 2010. On October 27, 2007, Mr. Longo was granted an additional 50,000 options, which will fully vest over a period of 4 years. On June 30, 2009, Mr. Longo was granted an additional 50,000 options, which will fully vest over a period of 4 years. On March 22, 2010, Mr. Longo was granted 10,000 shares of restricted stock, which will fully vest over a period of four years.

In the event of disability, the Company may terminate Mr. Longo’s employment agreement upon five days’ written notice; however, he will be entitled to receive his salary and any unreimbursed expenses following the disability termination date for a period which is the greater of one year or the remainder of the Employment Period. In the event Mr. Longo dies during his term of employment, his heirs shall be entitled to receive his salary and any unreimbursed expenses from the date of his death for a period which is the greater of one year or the remainder of the Employment Period.

The Company may terminate Mr. Longo’s employment at any time for cause and, upon such an event, the Company will have no further compensation or benefit obligation to Mr. Longo after the date of termination. Cause is defined in Mr. Longo’s employment agreement as (i) habitual or gross negligence in the performance of his duties and responsibilities with the Company, including a failure to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming it is correctable) by Mr. Longo within twenty (20) business days after receipt of written notice from the Company; (ii) any material breach by Mr. Longo of the employment agreement or any other agreement with the Company or any of its affiliates to which Mr. Longo is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Longo within twenty (20) business days after receipt of written notice from the Company; (iii) breach of a fiduciary duty to the Company or failure to act in the best interests of the Company; (iv) the arrest (following an investigation of the facts which results in a determination by the Company of Mr. Longo’s culpability) of, conviction of, or admission by, Mr. Longo of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for the Company; (v) the commission by Mr. Longo of any acts of moral turpitude, including the commission by Executive of embezzlement, theft or any other fraudulent act; or (vi) violation of the Company’s policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Longo within twenty (20) business days after receipt of written notice from the Company.

Mr. Longo has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Longo has also agreed that upon termination of employment he will not compete with the Company for a period of one year from the date of termination and will not solicit any customer or employee of the Company or solicit any entity that has been contacted by the Company regarding a possible acquisition by the Company for purposes of acquiring that entity, for three years after termination.

2005 Equity Incentive Plan

Our Board of Directors and Shareholders approved the 2005 Equity Incentive Plan in December 2005, which allows for grants of incentive stock options, non-qualified stock options and restricted shares of common stock to present and future officers, directors, employees and consultants of the Company or any subsidiary. The aggregate number of shares of common stock for which awards may be issued may not exceed 5,994,300 shares, and the aggregate number of shares of common stock for which restricted stock awards may be issued may not exceed 1,998,100 shares, subject to the authority of our Board of Directors to adjust this amount in the event of a consolidation, reorganization, stock dividend, stock split, recapitalization or similar transaction affecting our common stock.

Summary Compensation Table for Fiscal Year 2009

The following table sets forth the compensation paid or accrued by us in fiscal year 2009 for our named executive officers. Our named executive officers include our chief executive officer, our chief financial officer and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Barry D. Zyskind Chief Executive Officer	2009	625,000	12,019	—	1,562,500	33,196	2,232,715
	2008	625,000	12,019	—	1,562,500	33,816	2,233,335
	2007	625,000	—	—	1,050,000	34,130	1,709,130
Ronald Pipoly Chief Financial Officer	2009	400,000	7,692	—	600,000	7,350	1,015,042
	2008	400,000	7,692	223,200	375,000	6,900	1,012,792
	2007	300,000	—	285,500	375,000	6,750	967,250
Max Caviet President of AIU	2009(4)	567,742	7,884	—	595,411	29,171	1,200,207
	2008(5)	365,475	—	223,200	548,213	42,973	1,179,861
	2007(6)	496,075	—	285,500	667,291	19,108	1,467,974
Michael J. Saxon Chief Operating Officer	2009	500,000	159,615	—	500,000	7,350	1,116,965
	2008	500,000	9,615	223,200	400,000	6,900	1,139,715
	2007	400,000	—	285,500	400,000	6,750	1,092,250
Christopher Longo Chief Information Officer	2009	362,500	7,692	156,340	600,000	—	1,126,532
	2008	300,000	6,250	—	375,000	6,900	688,150
	2007	250,000	—	285,500	375,000	6,750	917,250

(1)	Reflects a bonus of an additional week of pay that was given to all the Company’s employees in December 2009 and 2008. For Mr. Saxon, also includes a discretionary bonus of $150,000 in 2009.

(2)	The dollar amounts represent the aggregate grant date fair value of awards granted during each of the years presented. The grant date fair value of an award is measured in accordance with FASB ASC topic 718 utilizing the assumptions discussed in Note 14 to our financial statements for the fiscal year ended December 31, 2009.
(3)	The amounts in this column reflect for each named executive officer, except for Mr. Caviet and Mr. Longo (who did not make a 401(k) contribution), matching contributions made by the Company under the 401(k) plan. The amount shown in this column for Mr. Zyskind also includes payments made by the Company on an automobile leased by Mr. Zyskind in the amount of $9,983, the cost of health and dental coverage paid by the Company for Mr. Zyskind and his covered dependents in the amount of $14,806, and the annual premium paid by the Company for individual permanent life insurance coverage for the benefit of Mr. Zyskind’s beneficiaries in the amount of $1,057. The amount shown in this column for Mr. Caviet only includes reimbursement of payments on an automobile leased by Mr. Caviet in the amount of $12,211 and the cost of health and dental coverage paid by the Company for Mr. Caviet and his covered dependents in the amount of $3,940 and the annual premium paid by the Company for individual life insurance coverage for the benefit of Mr. Caviet’s beneficiaries in the amount of $13,019.
(4)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect in New York City on December 31, 2009, which was $1.6221 to £1.00. Bonus is paid in U.S. dollars.
(5)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect in New York City on December 31, 2008, which was $1.4619 to £1.00. Bonus is paid in U.S. dollars.
(6)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect in New York City on December 31, 2007, which was $1.9843 to £1.00. Bonus is paid in U.S. dollars.

Grant of Plan-Based Awards for Fiscal Year 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Target(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold	Target	Maximum
Barry D. Zyskind Annual Bonus				$1,562,500
Ronald Pipoly Annual Bonus		$120,000
Max Caviet Annual Bonus				851,613
Michael J. Saxon Annual Bonus				500,000
Christopher Longo Equity Incentive Plan	6/30/2009					50,000	11.40	156,340
Annual Bonus				600,000

(1)	Each named executive officer’s employment agreement, other than Mr. Pipoly’s, provides for an annual bonus equal to a pre-determined percentage of the Company’s profits, which is subject to a maximum amount. There is no threshold or target amount, other than with respect to Mr. Pipoly, whose bonus will be no less than 30% of his base salary. See “Compensation Discussion and Analysis — Executive Compensation Bonus” for further explanation of the calculation of these bonuses through 2009.
(2)	Stock options were granted to Mr. Longo under our 2005 Equity Incentive Plan. Twenty-five percent of the stock options vest and become exercisable on the first anniversary of the grant date, with an additional 6.25% of the stock options vesting each quarter thereafter based on continued employment. Each stock option award expires on the tenth anniversary of the grant date. Unvested options are forfeited upon termination of employment; however, if the executive’s termination is due to (i) retirement on or after his sixty-fifth birthday or, with consent of the Company, on or after his fifty-fifth birthday; (ii) disability; or (iii) death, the option becomes fully vested. Following the named executive officer’s termination date, except if terminated for cause, he may exercise vested options for up to three months following the termination, or six months if termination was due to death, or, if sooner, the expiration dates of the options. To the extent permissible, the stock options are incentive stock options within the meaning of Section 422 of the Internal Revenue Code.
(3)	This amount reflects the grant date fair value in accordance with FASB ASC topic 718 utilizing the assumptions discussed in Note 14 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of our named executive officers as of December 31, 2009:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date
Barry D. Zyskind	—	—		—	—
Ronald Pipoly	322,266	21,484		7.00	2/9/2016	(1)
	25,000	25,000		14.55	10/24/2017	(2)
	15,625	34,375		13.97	8/25/2018	(3)
Max Caviet	58,594	3,906		7.00	2/9/2016	(1)
	40,625	9,375		7.50	9/1/2016	(4)
	25,000	25,000		14.55	10/24/2017	(2)
	15,625	34,375		13.97	8/25/2018	(3)
Michael J. Saxon	322,266	21,484		7.00	2/9/2016	(1)
	25,000	25,000		14.55	10/24/2017	(2)
	15,625	34,375		13.97	8/25/2018	(3)
Christopher Longo	322,266	21,484		7.00	2/9/2016	(1)
	25,000	25,000		14.55	10/24/2017	(2)
	—	50,000		11.40	6/30/2019	(5)

(1)	Granted on February 9, 2006 under the 2005 Equity Incentive Plan. Twenty five percent (25%) of the option vested on February 9, 2007. Thereafter, an additional 6.25% of the option vested each quarter, until the option was 100% vested on February 9, 2010.
(2)	Granted on October 24, 2007 under the 2005 Equity Incentive Plan. Twenty five percent (25%) of the option vested on October 24, 2008. Thereafter, an additional 6.25% of the option vests each quarter, until the option is 100% vested on October 24, 2011.
(3)	Granted on August 25, 2008 under the 2005 Equity Incentive Plan. Twenty five percent (25%) of the option will vest on August 25, 2009. Thereafter, an additional 6.25% of the option vests each quarter, until the option is 100% vested on August 25, 2012.
(4)	Granted on September 1, 2006 under the 2005 Equity Incentive Plan. Twenty five percent (25%) of the option vested on September 1, 2007. Thereafter, an additional 6.25% of the option vests each quarter, until the option is 100% vested on September 1, 2010.
(5)	Granted on June 30, 2009 under the 2005 Equity Incentive Plan. Twenty five percent (25%) of the option vested on June 30, 2011. Thereafter, an additional 6.25% of the option vested each quarter, until the option is 100% vested on June 30, 2013.

Option Exercises and Stock Vested

In 2009, none of our named executive officers exercised any stock option awards that were granted to them, nor did any stock held by any of them vest.

Potential Payments upon Termination or Change-In-Control

The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination for good reason, termination as a result of death or disability and termination as a result of retirement, as per their respective employment agreements. See “Executive Compensation — Employment Agreements” for further discussion of termination events. The potential payments to our named executive officers assume that the termination event occurs as of the last day of our fiscal year (December 31, 2009). Since the Board of Directors has discretion as to whether or not to accelerate the vesting of unvested stock options and restricted share awards granted under the 2005 Equity Incentive Plan upon a change in control of the Company, the financial effect of such an event has not been included in this table. We do not include the financial effect of a termination for cause or gross misconduct (as defined in the named executive officer’s employment agreement) because the named executive officers are not entitled to any further compensation or benefits following such a termination.

Name and Principal Position	Without Cause or for Good Reason		Death		Disability		Retirement		Cause
Barry D. Zyskind(1)
Salary Continuation/Bonus	$4,487,500	(2)	$2,925,000	(4)	$2,925000	(5)
Benefits	47,589	(3)	47,589	(3)	47,589	(3)
Ronald Pipoly(1)
Salary Continuation(6)			1,500,000		1,500,000
Vesting of Stock Awards(7)			302,142		302,142
Max Caviet
Salary Continuation/Bonus	2,762,183	(8)					$2,194,441	(9)
Benefits					83,442	(10)
Vesting of Stock Awards(7)			301,879		301,879
Michael J. Saxon(1)
Salary Continuation(6)			1,800,000		1,800,000
Vesting of Stock Awards(7)			302,142		302,142
Christopher Longo(1)
Salary Continuation(6)			1,500,000		1,500,000
Vesting of Stock Awards(7)			349,868		349,868

(1)	The individual employment agreements of Messrs. Pipoly, Saxon and Longo were updated effective March 1, 2010 and Mr. Zyskind’s salary was increased to $975,000 effective January 1, 2010. The amounts in the table reflect their respective updated salaries.
(2)	This lump-sum benefit includes (i) Mr. Zyskind’s 2010 annual base salary provided through December 31, 2012, and (ii) the annual profit bonuses through December 31, 2010, equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination.
(3)	This includes the costs for providing Mr. Zyskind with (i) continued participation through December 31, 2012, in all employee benefit plans or programs in which he was participating on December 31, 2009 or, if such participation is prohibited, the after-tax economic equivalent of any such benefit which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (ii) continued payment of 100% of the cost of health insurance through the Company’s group health plan for Mr. Zyskind, his spouse and dependent children through December 31, 2012, and (iii) other benefits in accordance with applicable plans and programs of the Company.
(4)	This amount reflects Mr. Zyskind’s 2010 annual base salary provided through December 31, 2012.
(5)	This amount reflects Mr. Zyskind’s 2010 annual base salary provided through December 31, 2012 (which will be reduced by any long-term disability insurance benefit provided by the Company).

(6)	This amount reflects Mr. Pipoly’s, Mr. Saxon’s and Mr. Longo’s annual base salary as March 1, 2010 provided through February 28, 2013.
(7)	This amount includes the full vesting of unvested stock options in accordance with the named executive officers’ Stock Option Award Agreements under the 2005 Equity Incentive Plan.
(8)	This amount includes (i) Mr. Caviet’s salary through March 31, 2010, and (ii) Mr. Caviet’s profit bonus, for a period of five years, on all special risk and extended warranty business written by the Company and its affiliates through December 31, 2009 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier. Mr. Caviet is entitled to this amount if the Company elects to non-renew or terminate Mr. Caviet’s employment for any reason other than gross misconduct. For the definition of gross misconduct, see the summary of Mr. Caviet’s employment agreement in “Executive Compensation-Employment Agreements.” Mr. Caviet’s employment agreement does not provide him with the opportunity to terminate employment with good reason.
(9)	This amount includes Mr. Caviet’s profit bonus, for a period of five years, on all special risk and extended warranty business written by the Company and its affiliates through December 31, 2009 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier.
(10)	This amount reflects the cost of providing Mr. Caviet with permanent health insurance in accordance with his employment agreement.

COMPENSATION COMMITTEE REPORT

AmTrust Financial Services, Inc.’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.

Donald T. DeCarlo (Chairman) Michael Karfunkel Jay J. Miller
March 22, 2010

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our named executive officers during the last completed fiscal year.

Overview

The objectives of our executive compensation policy have been to retain the executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our executives to increase our overall profitability. To achieve these goals, we have strived to offer each executive an overall compensation package, which is simple, but competitive and retentive and a meaningful portion of which is tied to the achievement of specific objectives.

Our overall strategy is to compensate our named executive officers with a mix of cash compensation, in the form of base salary and bonus, and equity compensation, in the form of stock options.

Our policy for setting compensation levels has focused on compensating our named executive officers at levels competitive for executives at companies of similar size and development operating in the industry, taking into account performance. Compensation decisions have been made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which has been determined by the Compensation Committee and the Board of Directors. In addition to frequent discussions between the Chief Executive Officer and the Board of Directors, we also gather market compensation data through negotiations related to newly hired executives. We believe that the compensation levels for our named executive officers are competitive. We expect that as we continue to progress our compensation policies will evolve to reflect our achievements and to remain competitive. In November 2009, the Company retained a compensation consultant to advise our compensation strategy for employees and executive management for future compensation decisions.

Executive Compensation

Our executive compensation policy includes the following elements:

Base Salary.  The base salaries we provide to our named executive officers are designed to provide an annual salary at a level consistent with individual experience, skill and contribution to our business. When setting base salary, we take into account the compensation paid to similarly situated executives employed at our competitors and cost of living considerations. The salaries of the named executive officers are reviewed on an annual basis.

Bonus.  We believe that bonuses should be dependent on and tied to the Company’s performance, and should only be paid in the event of superior performance. Our bonus policy is designed to reward each named executive officer for his contributions to our profitability for the fiscal year. Except for Mr. Pipoly, the employment agreements for our named executive officers specify the annual bonus targets for each executive. In March 2010, the Compensation Committee proposed the bonus payments for our named executive officers for the 2009 fiscal year and such recommendations were adopted by the Board of Directors.

Annual profit bonuses paid to each named executive officer, other than Mr. Pipoly, are equal to a pre-determined percentage of profits, as set forth in their respective employment agreements. Each such named executive officer’s profit bonus is subject to an annual cap, based on a percentage of the officer’s base salary for the respective fiscal year, as set forth in their respective employment agreements. The maximum annual profit bonuses for these named executive officers are as follows: 250% of base salary for Mr. Zyskind; 150% of base salary for Mr. Caviet; 100% of base salary for Mr. Saxon; and 150% of base salary for Mr. Longo. Mr. Pipoly’s bonus, which in 2009 was not subject to an annual cap, is determined to be in a different manner (as described below). We believe it would not be appropriate for the Chief Financial Officer’s bonus to be directly based on the Company’s results. Under the new employment agreements entered into and effective March 1, 2010 with each of Mr. Saxon and Mr. Longo the maximum annual bonus beginning for calendar year 2010, subject to the Company meeting certain thresholds, is 300% of base salary for each of Mr. Saxon, Mr. Pipoly and Mr. Longo.

Mr. Zyskind’s employment agreement provides an annual profit bonus equal to two percent (2%) of our pre-tax profits for the fiscal year, provided that our pretax profit equals or exceeds a given threshold, subject to the annual cap discussed above. Profit is defined in Mr. Zyskind’s employment agreement as our revenues less expenses, determined in accordance with generally accepted accounting principles on a consistent basis. The threshold profit for fiscal year 2009 was $29.3 million and has been increased to $75 million for 2010.

The employment agreements in effect through 2009 for Mr. Saxon and Mr. Longo provided that the annual profit bonus was equal to one percent (1%) of our profits for the fiscal year, subject to the annual caps discussed above. Profit is defined in Mr. Saxon’s and Mr. Longo’s employment agreements in effect through 2009 as our after tax net income, excluding extraordinary income.

Mr. Caviet’s annual profit bonus is equal to ten percent (10%) of our pre-tax net operating income, exclusive of extraordinary items and investment income or loss, arising from special risk and extended warranty business written by us and our affiliates under the direct or indirect supervision of Mr. Caviet, subject to the annual cap discussed above. The bonuses awarded to each named executive officer for 2009 are shown above in the “Summary Compensation Table for Fiscal Year 2009” in the “Non-Equity Incentive Plan Compensation” column.

Mr. Pipoly’s employment agreement in effect through 2009 provided that the annual bonus was equal to an amount comparable to our other senior executives, provided that we have met the targets set forth in our business plan for the subject annual period.

In addition to the annual profit bonus, under the terms of their respective employment agreements, each named executive officer is also eligible for a discretionary bonus, as determined each fiscal year by the Board of Directors. The actual amount of any discretionary bonus will be determined following a review of each named executive officer’s individual performance and contribution to our strategic goals during the fiscal year. Other than Mr. Saxon, who received an additional $150,000 discretionary bonus for his outstanding efforts and contributions to the Company, the other named executive officers did not receive discretionary bonuses in 2009.

A bonus of an additional week’s pay was given to all the Company’s employees in December 2009, which was $12,019 for Mr. Zyskind, $7,692 for Mr. Pipoly, $7,884 for Mr. Caviet, $9,615 for Mr. Saxon and $7,692 for Mr. Longo.

Stock and Stock-Based Grants

Stock Options.  Stock-based awards are a critical component of our executive compensation policy as equity ownership helps closely align our named executive officers’ interests to those of our shareholders. Our 2005 Equity Incentive Plan (the “2005 Plan”) has provided the principal method for our named executive officers to acquire equity interests in the Company. The 2005 Plan was established to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The 2005 Plan authorizes us to grant incentive stock options, non-qualified stock options and restricted stock awards to our employees, officers, directors and consultants. There are currently approximately 998 people who are eligible to participate in the plan at the discretion of our Board of Directors, which oversees the administration of the Plan.

In 2009, Mr. Longo was awarded stock options in the amounts indicated below in the “Grants of Plan-Based Awards for Fiscal Year 2009” table. The stock options are intended to be treated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code to the extent possible. The stock options were granted at an exercise price equal to the fair market value of our common stock on the date of grant. Under the 2005 Equity Incentive Plan, unless otherwise determined by the Board of Directors and provided in the award agreement, 25% of the stock options become exercisable on the first anniversary of the grant date, with an additional 6.25% of the stock options vesting each quarter thereafter based on continued employment, and expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code.

Restricted Stock.  The Board of Directors has made, and may in the future elect to make, grants of restricted stock to our named executive officers. Under the 2005 Equity Incentive Plan, unless otherwise determined by the Board of Directors and provided in the award agreement, 25% of the restricted stock vests on the first anniversary of the grant date, with 6.25% of the restricted stock vesting each quarter thereafter and based upon continued employment. On March 22, 2010, the Compensation Committee granted 15,000 shares of restricted stock to each of Mr. Saxon and Mr. Caviet and 10,000 shares of restricted stock to each of Mr. Pipoly and Mr. Longo.

Retirement Plan.  We do not provide a qualified or non-qualified pension plan for our named executive officers. All of our employees who have been employed for at least 12 months, however, are eligible to participate in a defined contribution plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 75% of their compensation to the plan on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a Company contribution of up to 50% of an employee’s contribution to the plan, up to 6% of eligible compensation. We may also make discretionary profit sharing contributions to the Plan. No profit sharing contributions were made in 2009.

Change of Control and Severance Arrangements.  The employment agreements in effect through 2009 for each of our named executive officers do not contain change of control provisions, nor do we maintain change of control agreements with any of our named executive officers. Mr. Zyskind’s and Mr. Caviet’s employment agreements, which are as discussed in more detail above, provide certain severance benefits should they be terminated without cause and, with respect to Mr. Zyskind, should he terminate his employment agreement for good reason. Mr. Caviet’s severance benefits are tied to non-solicitation provisions. We do not provide any other severance benefits.

Perquisites and Other Benefits.  As a general matter, we limit the use of perquisites in compensating our senior management. We do, however, cover the full cost of health insurance premiums for Mr. Zyskind and Mr. Caviet and their families and provide Mr. Zyskind with an individual permanent life insurance policy. We also make the lease payments on an automobile leased by Mr. Zyskind and reimburse Mr. Caviet for the lease payments that he makes on an automobile. The amount of Mr. Zyskind’s and Mr. Caviet’s health and automobile benefits are shown below in the “Summary Compensation Table for Fiscal Year 2009.”

We also maintain a number of health and welfare programs to provide life, health and disability benefits to our employees. Other than with respect to the benefits we provide to Mr. Zyskind discussed above, our named executive officers in the U.S. participate in these plans on the same terms as other U.S. employees. In addition to the benefits discussed above, Mr. Caviet participates in the employee benefits offered for employees of our U.K. affiliates.

Other Compensation.  The employment agreements entered into with our named executive officers will remain in their current form until such time as the Board of Directors determines, in its discretion, that revisions are appropriate. In addition, we intend to continue to maintain our current benefits and perquisites for our named executive officers; however, the Board of Directors, in its discretion, may modify, amend or add to a named executive officer’s executive benefits or perquisites if it deems it advisable.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and to any of the other four most highly compensated executive officers. Section 162(m) provides an exception to this deduction limit for performance based compensation that meets certain requirements. Two types of compensation can qualify as performance based compensation under section 162(m): (i) annual bonuses and other incentive awards, if they are payable or vest based on achievement of objective performance goals under a plan that meets the 162(m) requirements, and (ii) stock options and stock appreciation rights, if they are granted under a shareholder approved plan that meets certain criteria.

Compensation of Directors

We pay an annual retainer of $55,000 to each non-employee director of the Company other than George Karfunkel and Michael Karfunkel. In addition, each such director received a fee of $2,000 for each meeting of the Board of Directors attended in person and $1,000 for each meeting of the Board of Directors attended via teleconference. Each such non-employee director who chaired a committee also received an annual retainer of $5,000, as well as $1,000 for each meeting of such committee of the Board chaired. Each such non-employee director received a fee of $1,000 for each meeting of a committee of the Board of Directors attended. We also reimbursed our directors for reasonable expenses they incurred in attending Board of Directors or committee meetings.

In 2009, we also paid Mr. Miller an additional $85,000 in consideration of his serving a director on the boards of our subsidiaries. Additionally, Mr. DeCarlo earned an additional $44,333 in consideration of his serving as a director on the boards of certain of our subsidiaries and Mr. DeCarlo and Mr. Gulkowitz were paid $25,000 each for serving as members of the Special Committee that negotiated and approved AmTrust’s investment in American Capital Acquisition Corporation.

Pursuant to our 2005 Equity Incentive Plan, in 2009 we made a grant of options to purchase 6,250 shares of our common stock, which will vest over a period of one year to each of our non-employee directors other than George Karfunkel and Michael Karfunkel. On February 19, 2010, we made annual grants of options to purchase 6,250 shares of our common stock to each of our non-employee directors other than George Karfunkel and Michael Karfunkel and intend to make an initial grant of an option to purchase 12,500 shares of our Common Stock to Susan C. Fisch should she be elected to the Board. Each such option will fully vest one year after the date of grant. Such options will have an exercise price equal to the fair market value as of the date of the grant and will expire ten years from the date of the grant. George Karfunkel and Michael Karfunkel will not receive any compensation for serving on our Board of Directors.

The following table sets forth compensation earned by the non-employee members of our Board of Directors during the fiscal year ending December 31, 2009:

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)(2)	Total ($)
Michael Karfunkel(3)	—		—	—
George Karfunkel	—		—	—
Donald T. DeCarlo	148,333		17,787	166,120
Abraham Gulkowitz	101,000		17,787	118,787
Isaac M. Neuberger	85,000	(4)	17,787	102,787
Jay J. Miller	154,000		17,787	171,787

(1)	The amounts in this column reflect retainer fees, Board meeting fees and committee fees earned in 2009 for service on our Board of Directors and its committees and, with respect to Mr. DeCarlo and Mr. Miller, for service on the boards of directors of several of our subsidiaries and with respect to Mr. DeCarlo and Mr. Gulkowitz, the Special Committee.
(2)	The dollar amounts represent the aggregate grant date fair value of awards granted during the year. The grant date fair value of an award is measured in accordance with FASB ASC topic 718 utilizing the assumptions discussed in Note 14 to our financial statements for the fiscal year ended December 31, 2009. At December 31, 2009, the aggregate number of option awards outstanding was: Mr. DeCarlo — 31,250 shares; Mr. Gulkowitz — 31,250 shares; Mr. Neuberger — 31,250 shares; and Mr. Miller — 131,250 shares. Unvested options are forfeited upon termination of the director’s service; however, if the director’s termination of service is due to (i) retirement on or after his sixty-fifth birthday or, with consent of the Company, on or after his fifty-fifth birthday; (ii) disability; or (iii) death, the options become fully vested.
(3)	In connection with Mr. Karfunkel’s services as Chairman of the board of directors and member of the executive committee, the Company provides Mr. Karfunkel with an office and secretarial assistance. There are no incremental costs with the use of such office and secretary.
(4)	Mr. Neuberger resigned from the board on May 18, 2009. On June 5, 2009 the Company paid Mr. Neuberger $55,000, one year Director’s fees, as appreciation for past contributions to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock by each person or group known by us to own more than 5% of our Common Stock. Ownership percentages are based on 59,349,202 shares of Common Stock outstanding as of March 26, 2010.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Barry D. Zyskind 59 Maiden Lane, 6th Floor New York, New York 10038	6,022,000	(1)	10.2%
George Karfunkel 59 Maiden Lane, 6th Floor New York, New York 10038	14,577,643	(2)	24.6%
Michael Karfunkel 59 Maiden Lane, 6th Floor New York, New York 10038	14,845,500	(3)	25.0%

(1)	The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 55,000 shares of common stock. Mr. Zyskind does not have a beneficial interest in the shares owned by Teferes Foundation and, therefore, Mr. Zyskind disclaims beneficial ownership of these shares of common stock.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. G. Karfunkel, owns 5,544,643 shares of common stock. Mr. G. Karfunkel does not have a beneficial interest in the shares owned by Chesed Foundation of America and, therefore, Mr. G. Karfunkel disclaims beneficial ownership of these shares of common stock.
(3)	Michael Karfunkel has placed his shares of the Company’s common stock in the Michael Karfunkel 2005 Grantor Retained Annuity Trust, of which he is a trustee. In addition, the Hod Foundation, a charitable foundation controlled by Mr. M. Karfunkel, owns 5,812,500 shares of common stock. Mr. Karfunkel does not have a beneficial interest in the shares owned by the Hod Foundation. Mr. M. Karfunkel disclaims beneficial ownership of these shares of common stock.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is information concerning the beneficial ownership of our common stock by each director, each person named in the Summary Compensation Table under “Executive Compensation” above, and of all our directors and executive officers as a group as of March 26, 2010. For purposes of the table below, common stock subject to options which are currently exercisable or exercisable within 60 days of March 26, 2010 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class
Common	Barry D. Zyskind	6,022,000	(1)	10.2%
Common	George Karfunkel	14,577,643	(2)	24.6%
Common	Michael Karfunkel	14,845,500	(3)	25.0%
Common	Donald T. DeCarlo	63,250	(4)	*
Common	Abraham Gulkowitz	31,250	(5)	*
Common	Jay J. Miller	131,250	(5)	*
Common	Max G. Caviet	159,375	(5)	*
Common	Susan C. Fisch	—
Common	Michael J. Saxon	396,975	(6)	*
Common	Ronald E. Pipoly, Jr.	396,975	(6)	*
Common	Christopher M. Longo	375,100	(7)	*
	All executive officers and directors as a group (13 persons)	37,049,012		60.8%

*	Less than one percent.
(1)	The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 55,000 shares of common stock. Mr. Zyskind does not have a beneficial interest in the shares owned by Teferes Foundation and, therefore, Mr. Zyskind disclaims beneficial ownership of these shares of common stock.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. G. Karfunkel, owns 5,544,643 shares of common stock. Mr. G. Karfunkel does not have a beneficial interest in the shares owned by Chesed Foundation of America and, therefore, Mr. G. Karfunkel disclaims beneficial ownership of these shares of common stock.
(3)	Michael Karfunkel has placed his shares of the Company’s common stock in the Michael Karfunkel 2005 Grantor Retained Annuity Trust, of which he is a trustee. In addition, the Hod Foundation, a charitable foundation controlled by Mr. M. Karfunkel, owns 5,812,500 shares of common stock. Mr. Karfunkel does not have beneficial ownership in the shares owned by the Hod Foundation. Mr. M. Karfunkel disclaims beneficial ownership of these shares of common stock.
(4)	Includes 31,250 options that are exercisable within 60 days of March 26, 2010.
(5)	Represents options which are exercisable within 60 days of March 26, 2010.
(6)	Includes 396,875 options that are exercisable within 60 days of March 26, 2010.
(7)	Includes 375,000 options that are exercisable within 60 days of March 26, 2010.

ADDITIONAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of ownership and changes of ownership of our common stock and common share units with the SEC. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required, during fiscal year 2009, all Section 16(a) filing requirements applicable to our directors and executive officers and 10% stockholders were timely met, except that an option grant for 50,000 shares to Christopher M. Longo in June 2009 was not reported until March 2010.

Shareholders’ Proposals for the 2011 Annual Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2011 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 6th Floor, New York, New York 10038, Attn: Corporate Secretary, on or before December 2, 2010, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2011 Annual Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before February 15, 2011. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report, which incorporates our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including audited financial statements, is being sent to all our shareholders with this Notice of Annual Meeting of Shareholders and Proxy Statement on or about March 31, 2010.

Householding of Annual Meeting Materials

If you are a shareholder who has chosen “householding” of our proxy statements and annual reports, this means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: AmTrust Financial Services, Inc. 59 Maiden Lane, 6th floor, New York, NY 10038, Attn: Corporate Secretary, telephone 646-458-7913. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

ANNEX A

AMENDED AND RESTATED
AMTRUST FINANCIAL SERVICES, INC.
2007 EXECUTIVE PERFORMANCE PLAN

1. PURPOSE.

The purposes of the AmTrust Financial Services, Inc. 2007 Executive Performance Plan (the “2007 Plan”) are to enable AmTrust Financial Services, Inc. and its subsidiaries to attract, retain, motivate and reward qualified executive officers and key employees by providing them with the opportunity to earn incentive compensation linked to the Company’s performance. The 2007 Plan contains provisions intended to allow such incentives to be structured in a manner that qualifies for the performance-based exception to Section 162(m) of the Internal Revenue Code.

2. DEFINITIONS.

Unless the context requires otherwise, the following words as used in the 2007 Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a)	“Board” shall mean the Board of Directors of the Company.
(b)	“Committee” shall mean the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors each of whom is an “outside director” within the meaning of Section 162(m).
(c)	“Company” shall mean AmTrust Financial Services, Inc.
(d)	“Participant” shall mean those executive officers and key employees of the Company or a Subsidiary designated by the Committee as participants under the 2007 Plan.
(e)	“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m).
(f)	“2007 Plan” shall mean the AmTrust Financial Services, Inc. 2007 Executive Performance Plan, as set forth herein and as it may be amended from time to time.
(g)	“Plan Year” shall mean the fiscal year of the Company or such other period as may be determined by the Committee.
(h)	“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
(i)	“Subsidiary” shall mean and include any corporation which is included in the affiliated group of the Company, as such term is defined in Section 1504 of the Code, without regard to Section 1504(b), provided, however, that a corporation which itself has capital stock which is publicly held shall not be considered a “Subsidiary.”

3. ADMINISTRATION.

The Committee shall administer and interpret the 2007 Plan. Any determination made by the Committee under the 2007 Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the 2007 Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the 2007 Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the 2007 Plan other than as a result of such individual’s willful misconduct.

4. TERMS AND CONDITIONS OF INCENTIVES.

4.1 ESTABLISHMENT OF PERFORMANCE OBJECTIVES AND INCENTIVE OPPORTUNITY.

Within 90 days of the commencement of each Plan Year (or such later time as may be permitted for performance-based compensation under Section 162(m)), the Committee shall establish written performance objectives and a cash incentive opportunity for each Participant chosen to receive an incentive for such Plan Year. At the time of setting the performance objectives, the Committee shall specify the formula to be used in calculating each of the criteria on which an incentive is based and their relative weights. The incentive opportunity shall be expressed as an amount of cash or percentage of salary. The Committee may also specify a minimum acceptable level of achievement of the relevant performance objectives, as well as one or more additional levels of achievement, and a formula to determine the percentage of the incentive opportunity earned by the employee upon attainment of each such level of achievement. The performance objectives and incentive opportunity relating to any particular incentive need not be the same as those relating to any other incentive, whether made at the same or a different time.

4.2 PERFORMANCE OBJECTIVE CRITERIA.

The performance objectives for Participants shall be based on one or more objectively measured financial and operational criteria as measured with respect to the Company and/or one or more of ~~its~~ the Subsidiaries ~~or divisions~~ (the “Section 162(m) Criteria”) as determined by the Compensation Committee ~~such as~~:

•	Earnings per share
•	Operating earnings per common share (either basic or diluted)
•	Gross income
•	Gross or net revenue
•	Premiums collected and new annualized premium
•	Pre-Tax Profits
•	Expenses
•	~~Net income~~
•	Earnings or net Income Measures, including earnings from operations, earnings before interest and/or taxes, and or deprecation, statutory earnings before realized gains or losses, or net income available to common shareholders
•	After Tax Net Income
•	Extraordinary Income
•	Operating income
•	Investment income
•	Operations and maintenance expenses
•	Capital expenditures
•	Revenue
•	Return on equity, tangible equity, investment capital or assets
•	Cash flow
•	Economic value created
•	Stock price or total stockholder return
•	Customer satisfaction, customer complaint count

•	Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), employee satisfaction management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

4.3 EARNING OF INCENTIVE, INDIVIDUAL MAXIMUM.

Promptly after the date on which the necessary information for a particular Plan Year becomes available, the Committee shall determine the extent to which the incentive opportunity for such Plan Year has been earned through the achievement of the relevant performance objectives by each Participant who was granted an incentive for such Plan Year. At its discretion, unless a Participant’s employment agreement provides otherwise, the Committee may reduce a Participant’s earned incentive by up to 25%. The Committee shall certify in writing the earned incentives adjusted for any discretionary reductions. Notwithstanding the terms of any incentive, the maximum incentive payable under this 2007 Plan to the Chief Executive Officer for any one Plan Year shall not exceed $6 million and the maximum incentive payable under this 2007 Plan to any other Participant shall not exceed $~~5~~ 4 million ~~per Plan Year~~.

4.4 PAYMENT OF INCENTIVES.

Promptly after the Committee has certified in writing that an incentive has been earned and any discretionary reductions, such incentives shall be paid in cash in a lump sum.

4.5 DEATH, DISABILITY, RETIREMENT, TERMINATION OF EMPLOYMENT.

If prior to the last day of a Plan Year for which an incentive is payable, a Participant’s employment terminates as a result of the Participant’s death~~, disability, or retirement under the terms of any retirement plan maintained by the Company or a Subsidiary~~ or disability, such Participant shall receive an incentive equal to the amount the Participant would have received as an incentive if such Participant had remained an employee through the end of the Plan Year multiplied by a fraction, the numerator of which is the number of days that elapsed during the Plan Year in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the number of days in the full ~~2007~~ Plan Year (a “pro rata incentive”). If a Participant’s employment terminates for any other reason during a ~~2007~~ Plan Year, then no incentive shall be payable to the Participant for such ~~2007~~ Plan Year, provided, that at its discretion, the Committee may determine to pay such Participant up to a pro rata incentive.

5. GENERAL PROVISIONS.

5.1 EFFECTIVENESS OF THE PLAN.

Subject to the approval by the holders of the Common Stock at the 2007 Annual Meeting of Shareholders, the 2007 Plan shall be effective with respect to Plan Years (or partial Plan Years) beginning on or after January 1, 2007.

5.2 AMENDMENT AND TERMINATION.

The Board or the Committee may at any time amend, suspend, discontinue or terminate the 2007 Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant in respect of any Plan Year which has already commenced and no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Participants as performance-based compensation under Section 162(m).

5.3 NO RIGHT OF CONTINUED EMPLOYMENT.

Nothing in this 2007 Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

5.4 NO LIMITATION TO CORPORATION ACTION.

Nothing in this 2007 Plan shall preclude the Committee or the Board, as each or either shall deem necessary or appropriate, from authorizing the payment of compensation outside the parameters of the 2007 Plan, including, without limitation, base salaries, incentives under any other plan of the Company and/or its Subsidiaries (whether or not approved by shareholders), any other incentives (whether or not based on the attainment of performance objectives) and retention or other special payments.

5.5 NONALIENATION OF BENEFITS.

Except as expressly provided herein, no Participant shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the 2007 Plan except by will or the laws of descent and distribution.

5.6 WITHHOLDING.

Any amount payable to a Participant under this 2007 Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

5.7 SEVERABILITY.

If any provision of this 2007 Plan is held unenforceable, the remainder of the 2007 Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the 2007 Plan.

5.8 GOVERNING LAW.

The 2007 Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

5.9 HEADINGS.

Headings are inserted in this 2007 Plan for convenience of reference only and are to be ignored in a construction of the provisions of the 2007 Plan.

As approved by the AmTrust Financial Services, Inc. Board of Directors on April 24, 2007, and shareholders on June 14, 2007.

As amended by the Compensation Committee of the AmTrust Financial Services, Inc. Board of Directors on March 22, 2010.

ANNEX B

AMTRUST FINANCIAL SERVICES, INC.

2010 OMNIBUS INCENTIVE PLAN

AMTRUST FINANCIAL SERVICES, INC.

2010 OMNIBUS INCENTIVE PLAN

AMTRUST FINANCIAL SERVICES, INC.

2010 OMNIBUS INCENTIVE PLAN

1. Purpose.  The purpose of this 2010 Omnibus Incentive Plan (the “Plan”) is to aid AmTrust Financial Services, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding certain employees and non-employee directors of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock and cash based incentives for Participants.

2. Definitions.  In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(b) “Annual Limit” shall have the meaning specified in Section 5(b).

(c) “Award” means a grant of an Option, SAR, Restricted Stock, Restricted Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, or cash award, together with any related right or interest, granted to a Participant under the Plan.

(d) “Award Agreement” means an agreement, either in written or electronic format, in such form and with such terms and conditions as may be approved by the Committee, which evidences the terms and conditions of an Award granted pursuant to this Plan.

(e) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(f) “Board” means the Company’s Board of Directors.

(g) “Change in Control” means, with respect to any Award, a change in ownership structure of the Company, as defined in the applicable Award Agreement, consistent with Section 9 of this Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(i) “Committee” means the Compensation Committee of the Board, which shall consist of two or more members of the Board who are “outside directors” within the meaning of Section 162 (m) of the Code, “nonemployee directors” within the meaning of the Securities and Exchange Commission Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and independent directors as defined by any applicable stock exchange rules or any such successor provision thereto.

(j) “Consultant” shall mean any person engaged by the Company or an Affiliate to render services to such entity as a consultant or advisor.

(k) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(l) “Grant Date” means the date specified by the Committee upon which a grant of Options, SARs, Performance Awards, or grant or sale of Restricted Stock Awards, Other Stock Awards or cash awards pursuant to the Plan will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(m) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(n) “Effective Date” means the effective date specified in Section 11(q).

(o) “Eligible Person” has the meaning specified in Section 5.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(q) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith (or under procedures established) by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the officially-quoted closing selling price of the Stock, or if no selling price is quoted the bid price on the principal stock exchange or market on which Stock is traded on the day immediately preceding the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the applicable Award Agreement, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(s) “Option” means a right, granted under the Plan, to purchase Stock.

(t) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(u) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(v) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments.

(w) “Performance Period” means, with respect to any Performance Award, the period of time established by the Committee at the end of which the achievement of one or more measurable performance objectives established for a performance measure relating to such Performance Award or to be evaluated or measured, and which have a duration of no less than one year.

(x) “Performance Share” means an Award made under, and subject to the terms and conditions of, this Plan, denominated in shares of Stock, the value of which at the time it is payable is determined as a function of the extent to which applicable performance criteria have been achieved.

(y) “Performance Unit” means any Performance Award denominated in units having a value as determined by the Committee, which is earned during the Performance Period.

(z) “Prior Plans” shall mean the Company’s 2005 Equity Incentive Plan. Upon approval of this Plan, no further awards shall be made under the Prior Plan.

(aa) “Restricted Stock” means Stock granted under the Plan which is subject to certain restrictions and/or to a risk of forfeiture.

(bb) “Restricted Stock Unit” or “RSU” means a right, granted under the Plan, to receive Stock, cash or other Awards or a combination thereof at the end of a specified deferral period.

(cc) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(dd) “Stock” means the Company’s Common Stock, par value $0.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(ee) “Stock Appreciation Rights” or “SAR” means the right to receive the difference between the fair market value of a Share on the date of exercise and in Exercise Price payable in cash or Shares, subject to such terms and conditions as determined by the Committee granted pursuant to this Plan to which shall not have the term of more than 10 years.

(ff) “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding Awards previously granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(gg) “10% Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

3. Administration.

(a) Authority of the Committee.  Subject to the provisions of this Plan, the Committee shall have authority to administer and interpret the Plan, to select employees for participation, to interpret any Award Agreement, to prescribe, amend, and rescind rules and regulations relating to the Plan and any Award Agreement, and to make all other determinations deemed necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to any Plan provision or of any Award Agreement will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. To the extent permitted by law, the Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee. The extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. The Committee may delegate to one or more of its members or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to (a) designate employees to be recipients of Awards under the Plan and (b) determine the size of any Awards; provided that (x) the Committee shall not delegate such responsibilities for Awards granted to an employee who was an officer, Director, or 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Act”), as determined by the Board in accordance with Section 16 of the Act; (y) the resolution provided for such authorization sets forth the total number of Shares such officer(s) may grant; and (z) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

(b) Manner of Exercise of Committee Authority.  The express grant of any specific power to, and the taking of any action by, the Committee, shall not be construed as limiting any of its power or authority. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Section 162(m) and the regulations thereunder (“Section 162(m)”) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Stock under Awards, to interpret and administer the terms of Awards and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Awards under the Plan, (ii) to take any action that would result in the loss of an exemption under Rule 16b-3 for Awards granted to or held by Participants who at the time are subject to Section 16 of the Exchange Act in respect of the Company or that would cause Awards intended to qualify as “performance-based compensation” under Section 162(m) to fail to so qualify, (iii) to take any action inconsistent with Section 157 and other applicable provisions of the Delaware General Corporation Law, or (iv) to make any determination required to be made by the Committee under the governance standards of the exchange upon which the Stock is listed. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided; references in this Plan to the Committee shall include any such administrator. The Committee (and, to the extent it so provides, any subcommittee) shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval or modification by the Committee.

(c) Limitation of Liability.  The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or Affiliate, the Company’s independent auditors, consultants or any other agents assisting in the Plan’s administration. Committee Members, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or Affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject To Plan.

(a) Overall Number of Shares Available for Delivery.  The total number of shares of Stock reserved for delivery in connection with Awards under this Plan shall be the sum of (i) 4.5 million shares, and (ii) all shares currently available for grant under the Prior Plan, or which become available due to cancellation, forfeiture, or expiration (or net settlement or settlement other than in Stock) under the Prior Plan. All such shares may be granted as Incentive Stock Options, but no more than 3.5 million shares of the new authorization, plus all shares under the Prior Plan may be used for Awards other than Stock Options and SARs. Stock issued or to be issued under the Plan shall be authorized but unissued shares, or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. The total number of shares available is subject to adjustment as provided in Section 11(c).

(b) Share Counting Rules.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. To the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will be available under the Plan; and shares that are withheld from such an award or separately surrendered by the Participant in payment of any exercise price or taxes relating to such an award shall be deemed to constitute shares not delivered to the Participant and will be available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or Affiliate or with which the Company or a subsidiary or Affiliate combines, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility.  Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any subsidiary or Affiliate, including any person who has been offered employment by the Company or a subsidiary or Affiliate, provided that no prospective employee may receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or Affiliate, (ii) any non-employee directors of the Company, or (iii) other individuals who perform services for the Company or any subsidiary or Affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or Affiliate for purposes of eligibility for participation in the Plan, if so determined by the Committee. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of Awards who will become Eligible Persons granted by a company or business acquired by the Company or a subsidiary or Affiliate, or with which the Company or a subsidiary or Affiliate combines, are eligible for grants of Substitute

Awards granted in assumption of or in substitution for such outstanding awards previously granted under the Plan in connection with such acquisition or combination transaction, if so determined by the Committee.

(b) Limitations on Shares of Stock Subject to Awards and Cash Awards.  During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i)	the maximum number of shares of Stock subject to Options or SARs that can be awarded under the Plan to any Eligible Person for an Award is 400,000 per calendar year;
(ii)	the maximum number of shares that can be awarded under the Plan, other than pursuant to any Option or SAR, to any Eligible Person for an Award under this Plan is 250,000 per calendar year;
(ii)	the maximum amount that may be earned as an Annual Incentive Award or other cash Award in any operating period by any person eligible for an Award shall be $4 million, and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a Performance Period by any person eligible for an Award shall be $6 million.

The preceding limitations in this section are subject to adjustment as provided in this Plan.

6. Specific Terms of Awards.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Recapture.  The Company may retain the right in an Award Agreement to cause the forfeiture of any gain realized by a Participant on account of actions taken by the Participant in violation or breach or in conflict with any employment agreement, noncompetition agreement, non-solicitation agreement or any confidentiality obligation with respect to the Company or any Affiliate, or otherwise in competition with the Company or any Affiliate, to the extent specified in such Award Agreement applicable to the Participant. In addition, the Company may terminate and cause the forfeiture of an Award if the Participant is an employee of the Company or an Affiliate and is terminated for Cause as defined in the Award Agreement or the Plan, as applicable.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the individual subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Participant who knowingly engaged in the misconduct, was grossly negligent engaging in misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent misconduct, shall reimburse the Company the amount of any payment and settlement of a Award earned or accrued during the 12 month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

(c) Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price.  The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that, notwithstanding anything contained herein to the contrary such exercise price shall be (A) fixed as of the Grant Date, and (B) not less than the Fair Market Value of a share of Stock on the Grant Date. Notwithstanding the foregoing, any Substitute Award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or Affiliate, or with which the Company or a subsidiary or Affiliate combines, may be granted with an exercise price per share of Stock other than as required above.

(ii) No Repricing.  No amendment or modification may be made to an outstanding Option, including by replacing, exchange or cancellation of Options for cash or another award type, that would be treated as a repricing under the rules of the Stock exchange on which the Stock is listed, in each case, without the approval of the Company’s stockholders, provided that, appropriate adjustments may be made to outstanding Options pursuant to this Plan to achieve compliance with applicable law, including Section 409A (a “Repricing”).

(iii) Option Term; Time and Method of Exercise.  The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten (10) years from the Grant Date. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part. In addition, the Committee shall determine the methods by which the exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(k) and 11(l)), including without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other awards granted under other plans of the Company or any subsidiary or Affiliate, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.

(iv) ISOs.  An Option shall constitute an Incentive Stock Option only (i) if the recipient of such Option is an employee of the Company or any subsidiary or Affiliate; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by Participant become exercisable for the first time during any calendar year (under the Plan and all other plans of the Participant’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

(d) Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, shares of Stock having a value equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the change in control price, as defined under the applicable award agreement) over (B) the exercise or settlement price of the SAR as determined by the Committee. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6(b). The per share price for exercise or settlement of SARs (including both tandem SARs and freestanding SARs) shall be determined by the Committee, but in the case of SARs that are granted in tandem to an Option shall not be less than the exercise price of the Option and in the case of freestanding SARs shall be (A) fixed as of the grant date, and (B) not less than the Fair Market Value of a share of Stock on the grant date.

(ii) No Repricing.  No amendment or modification may be made to any outstanding SAR, including by replacing, exchange or cancellation of SARs for cash or another award type, that would be treated as a Repricing without the approval of the Company’s stockholders, provided that, appropriate adjustments may be made to outstanding SARs pursuant to this Plan if necessary to achieve compliance with applicable law, including Section 409A.

(iii) Other Terms.  The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten (10) years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on future service requirements), the method of exercise, method of settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not a SAR shall be free-standing or in tandem with any other Award. Limited SARs that may only be exercised in connection with a change in control or termination of service following a change in control as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(d), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(e) Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Award and Restrictions.  Subject to Section 6(e)(ii), Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Limitation on Vesting.  The grant, issuance, retention, vesting and/or settlement of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of a Restricted Stock Award that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment, service or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or, if provided for in the applicable Award Agreement, retirement of the Participant or termination in connection with a Change in Control, (B) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock or RSUs without regard to such minimum vesting requirements, and (C) with respect to non-employee director awards.

(iv) Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(v) Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B)

automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(f) Restricted Stock Units.  The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i) Award and Restrictions.  Subject to Section 6(f)(ii), RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. A Participant granted RSUs shall not have any of the rights of a stockholder, including the right to vote, until Stock shall have been issued in the Participant’s name pursuant to the RSUs, except that the Committee may provide for dividend equivalents pursuant to Section 6(f)(iii) below.

(ii) Limitation on Vesting.  The grant, issuance, retention, vesting and/or settlement of RSUs shall occur at such time and in such installments as determined by the Committee or criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of RSUs subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of an RSU that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or, if provided for in the applicable Award Agreement, retirement of the Participant or termination in connection with a Change in Control, (B) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock or RSUs without regard to such minimum vesting requirements, and (C) with respect to non-employee director awards.

(iii) Dividend Equivalents.  At its discretion, the Committee may award dividend equivalents, on the specified number of shares of Stock covered by an Award of RSUs. Such dividend equivalents shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(g) Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(h) Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to a Participant, and may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(i) Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(i).

(j) Performance Awards.  Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance-Based Compensation.

(a) Performance Awards Generally.  Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Section 162(m).

(b) Performance Awards Granted to Covered Employees.  If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this Section 7(b).

(i) Performance Goal Generally.  The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. The performance goal shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of one or more performance goals. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria.  For purposes of this Plan, a “performance goal” shall mean any one or more of the following business criteria, in each case as specified by the Committee: (1) gross or net revenue, premiums collected, new annualized premiums, and investment income, (2) any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common shareholders, (3) operating earnings per common share (either basic or diluted); (4) return on assets, return on investment, return on capital, return on invested capital, return on equity, or return on tangible equity; (5) economic value created, (6) combined ratio, loss ratio or other financial ratios; (7) operating margin or profit margin; (8) stock price or total stockholder return; and (9) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, on a per share basis (either basic or diluted), as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards may be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv) Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring the Company’s performance. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms.  Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(vi) Recapture Rights.  If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a performance goal under Section 7, the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested or paid, given the correct data, then (i) such portion of the Award that was granted shall be forfeited and any related shares (or if such shares were disposed of the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Award that became vested shall be deemed to be not vested and any related shares (or if such shares were disposed of the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

(c) Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Certain Provisions Applicable To Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or Affiliate, or any business entity to be acquired by the Company or a subsidiary or Affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or Affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Sections 11(k) and (l), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

(b) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in the Plan.

(c) Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of this Plan and any applicable Award document, payments to be made by the Company or a subsidiary or Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d) Limitation on Vesting of Certain Awards.  Subject to Section 8, Restricted Stock will vest over a minimum period of three years (i) except in the event of a Participant’s death, disability, or, (ii) if provided for in the applicable Award Agreement, upon retirement, change in control, or other special circumstances. The foregoing notwithstanding, (i) Restricted Stock as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions generally will vest over a minimum period of one year except in the event of a Participant’s death, disability, or, if provided for in the applicable Award Agreement, retirement, or in the event of a change in control or other special circumstances, and (ii) up to 5% of the shares of Stock authorized under the Plan may be granted as Restricted Stock without any minimum vesting requirements. For purposes of this Section 8(d), (i) a performance period that precedes the grant of the Restricted Stock will be treated as part of the vesting period if the participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued service, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

(e) Cash Settlement of Awards.  Unless otherwise prohibited by the Committee in the Award Agreement, the Company may deliver cash in full or partial satisfaction, payment and/or settlement upon exercise, cancellation, forfeiture or surrender of any Award.

9. Change in Control.  The Committee may set forth in any Award Agreement the effect, if any, that a Change in Control or other, similar transaction shall have on any awards granted under this Plan.

10. Additional Award Forfeiture Provisions.

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements.  Unless otherwise determined by the Committee, each Award granted hereunder, other than Awards granted to non-employee directors, shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i) The unexercised portion of each Option held by the Participant, whether or not vested, and any other Award not then settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii) The Participant will be obligated to repay to the Company, in cash, within five (5) business days after demand is made therefor by the Company, the total amount of Award Gain (defined below) realized by the Participant upon each exercise of an Option or settlement of an Award that occurred on or after

(A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or Affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or Affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed.

For purposes of this Section, the term “Award Gain” shall mean (i) in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii) in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

(b) Events Triggering Forfeiture.  The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during Participant’s employment by the Company or a subsidiary or Affiliate, or during the one-year period following termination of such employment:

(i) Non-Competition; Non-solicitation.  Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or Affiliate; (B) induces any customer or supplier of the Company or a subsidiary or Affiliate, with which the Company or a subsidiary or Affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or Affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or Affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five (5%) percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five (5%) percent of the outstanding equity of the entity;

(ii) Non-Disclosure.  Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or Affiliate, any confidential or proprietary information of the Company or any subsidiary or Affiliate, including without limitation information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by Participant’s breach of this provision), except as required by law or pursuant to legal process, or Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii) Litigation Cooperation.  Participant fails to cooperate with the Company or any subsidiary or Affiliate in any way, including without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or Affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or Affiliate, as reasonably requested.

(c) Agreement Does Not Prohibit Competition or Other Participant Activities.  Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including competition with the Company and its subsidiaries and Affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 10(a) and 10(b).

(d) Committee Discretion.  The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11. General Provisions.

(a) Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other Company obligation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or Affiliate), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon Participant’s death, and such Awards or rights that may be exercisable shall be exercised during the Participant’s lifetime only by Participant or his or her guardian or legal representative. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.  In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock or other securities of the Company or other issuer which are subject to the Plan, (ii) the number and kind of shares of Stock or other securities of the Company or other issuer by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock or other securities of the Company or other issuer subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, settlement price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option or other Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets, or in response to changes in applicable laws, regulations, or accounting principles) affecting any performance conditions; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Section 162(m) to otherwise fail to qualify as “performance-based compensation” under Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Section 162(m).

(d) Tax Provisions.

(i) Withholding.  The Company and any subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award, or to require a Participant to remit to the Company an amount in cash or other property (including Stock) to satisfy such withholding before taking any action with respect to an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. The Company can delay the delivery to a Participant of Stock under any Award to the extent necessary to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.

(ii) Required Consent to and Notification of Code Section 83(b) Election.  No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).  If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan.  The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided that, any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action:

(i) if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted; or

(ii) if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan; or

(iii) if such amendment would alter the provisions of the Plan restricting the Company’s ability to grant Options or SARs with an exercise price that is not less than the Fair Market Value of Stock; or

(iv) in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a Repricing.

The Board may determine to submit other amendments to the Plan to stockholders for approval; however, without the consent of an affected Participant, no such Board (or Committee) action may materially and adversely affect a Participant’s rights under any outstanding Award. With regard to other terms of Awards, the Committee shall have no authority to waive or modify any Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f) Right of Setoff.  The Company or any subsidiary or Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or Affiliate may owe to the Participant from time to time (including amounts payable in connection with any Award), such amounts owed by the Participant to the Company, including amounts owed under Section 10(a). Participant shall remain liable for any part of Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts.  To the extent that any Award is deferred compensation, the Plan is intended to constitute an “unfunded” plan for deferred compensation with respect to such Award. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the Company’s stockholders for approval shall be construed as limiting the authority of the Board or its committees to adopt other incentive arrangements, apart from the Plan, as it deems desirable, including incentive arrangements and awards which do not qualify under Section 162(m).

(i) Payments in the Event of Forfeitures; Fractional Shares.  No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares.

(j) Certain Limitations on Awards to Ensure Compliance with Code Section 409A.

(i) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(ii) Neither a Participant or any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participants benefit under this Plan and granted hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company its subsidiaries or Affiliates.

(iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code, to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment the but shall instead paid, without interest, on the first business day of the seventh month after such six-month period.

(iv) Participants shall be solely responsible and liable for satisfaction of all taxes and penalties may be imposed on a Participant or for Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.

(k) Governing Law and Venue.  The construction and operation of this Plan are governed by the laws of the State of New York without giving effect to principles of conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any litigation arising our of this Plan shall be brought in the State of New York or the US District Court for the Southern District of New York.

(l) Awards to Participants Outside the United States.  The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n) Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(o) Severability; Entire Agreement.  If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(p) Recapture of Awards.  If the Board of Directors learns of any intentional misconduct by a Participant which directly contributes to the Company having to restate all or portion of its financial statements, the Board may, in its sole discretion, require the Participant to reimburse the Company for the difference between any Awards paid to the Participant based on achievement of financial results or subsequently the subject of restatement and the amount the Participant would have earned as awards under the Plan based on the financial results as restated.

(q) Plan Effective Date and Termination.  The Plan shall become effective if, and at such time as, the stockholders of the Company have approved it in accordance with applicable law and stock exchange requirements. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan or as set forth above and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

PROXY

AMTRUST FINANCIAL SERVICES, INC.

Annual Meeting of Shareholders to be held May 14, 2010

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen Ungar and Barry D. Zyskind as proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of AmTrust Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at our headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038, on May 14, 2010 at 10:00 am, and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
AMTRUST FINANCIAL SERVICES, INC.

May 14, 2010

Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES
LISTED FOR DIRECTORS AND “FOR” THE PROPOSALS SET FORTH BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐ FOR ALL NOMINEES	☐ Donald T. DeCarlo
☐ Susan C. Fisch
☐ Abraham Gulkowitz
☐ George Karfunkel
☐ Michael Karfunkel
☐ Jay J. Miller
☐ Barry D. Zyskind
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of BDO Seidman, LLP as Independent Auditor for the year ended December 31, 2010.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. Approval of Amendment Contemplated by The Amended and Restated 2007 Executive Performance Plan	☐	☐	☐
	FOR	AGAINST	ABSTAIN
4. Approval of New 2010 Omnibus Incentive Plan	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder:	Date:	Signature of Shareholder:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.